Exhibit 99.15

Confidential Treatment Requested

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.
Asterisks denote omissions.

US$1,055,000,000 equivalent

FACILITY AGREEMENT

dated 11 July 2024

for

Superior Technologies Mergersub Limited

as Borrower

Superior Technologies Holding Limited

as Original Guarantor

arranged by
Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch

with

Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch
acting as Agent

and

Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch

acting as Security Agent

King & Wood Mallesons

13th Floor Gloucester Tower

The Landmark

15 Queen’s Road Central

Central Hong Kong

T +852 3443 1000

F +852 3443 1299

www.kwm.com

SECTION 9 CHANGES TO PARTIES		88
23.	Changes to the Lenders	88
24.	Changes to the Transaction Obligors	93

SECTION 10 THE FINANCE PARTIES		95
25.	Role of the Administrative Parties	95
26.	Application of Proceeds	110
27.	Sharing among the Finance Parties	112
SECTION 11 ADMINISTRATION		114
28.	Payment Mechanics	114
29.	Set-off	117
30.	Notices	118
31.	Calculations and Certificates	120
32.	Partial Invalidity	120
33.	Remedies and Waivers	120
34.	Amendments and Waivers	121
35.	Confidential Information	124
36.	Counterparts	128
SECTION 12 GOVERNING LAW AND ENFORCEMENT		129
37.	Governing Law	129
38.	Enforcement	129
Schedule 1 The Original Lender		130
Schedule 2 Documents and evidence to be delivered		131
Part I - Conditions Precedent		132
Part II – Accession of Guarantors		135
Part III – Additional Security Documents		137
Schedule 3 Requests		139
Part I Utilisation Request		139
Part II Extension Request		141
Schedule 4 Form of Transfer Certificate		142
Schedule 5 Form of Assignment Agreement		145
Schedule 6 Form of Compliance Certificate		148
Schedule 7 Timetables		149
Schedule 8 Form of Guarantor Accession Letter		150
Schedule 9 Form of Guarantor Resignation Letter		151
Schedule 10 Form of Lender Accession Letter		152

THIS AGREEMENT is dated 11 July 2024 and made between:

(1)	Superior Technologies Mergersub Limited, a BVI business company incorporated under the laws of the British Virgin Islands with limited liability with company number 2074773 as borrower (the "Borrower");

(2)	Superior Technologies Holding Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability with registration number 380354 as guarantor (the "Parent" and the "Original Guarantor");

(3)	Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch, as mandated lead arranger and bookrunner (the "MLAB");

(4)	THE FINANCIAL INSTITUTION listed in Schedule 1 (The Original Lender) as lender (the "Original Lender");

(5)	Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch as agent of the Finance Parties (other than itself) (the "Agent"); and

(6)	Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch as security trustee for the Secured Parties (the "Security Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

"Acquisition" means the acquisition of all of the outstanding ordinary shares in the Target by the Buyer Group in accordance with the Acquisition Agreement.

"Acquisition Agreement" means the agreement and plan of merger dated 11 December 2023 and entered into by the Borrower, the Parent and the Target.

"Acquisition Closing Date" means the date of consummation of the Acquisition in accordance with the terms and conditions of the Acquisition Documents.

"Acquisition Consideration" means the aggregate amount of purchase price paid and payable by the Buyer Group in connection with the Acquisition.

"Acquisition Costs" means all fees, costs and expenses, stamp, registration and other taxes incurred by the Buyer Group in connection with the Acquisition.

"Acquisition Documents" means:

(a)	the Acquisition Agreement; and

(b)	any other documents entered into pursuant to the Acquisition Agreement and designated as such by the Borrower and the Agent (including any disclosure letter).

"Additional Commitments" has the meaning given to that term in Clause 2.2 (Additional Commitments).

"Additional Commitments Fee" has the meaning given to that term in Clause 11.3 (Additional Commitments fee).

"Additional Lender" has the meaning given to that term in Clause 2.2 (Additional Commitments).

"Additional Lender Accession Date" has the meaning given to that term in Clause 2.2 (Additional Commitments).

"Administrative Party" means each of the MLAB, the Agent and the Security Agent.

"Advanced Technology" means Advanced Technology (Cayman) Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability with registration number 361271.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Anti-Corruption Laws" means all laws, rules, and regulations from time to time, as amended, concerning or relating to bribery or corruption, including, without limitation, the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and all other applicable anti-bribery and corruption laws.

"APLMA" means the Asia Pacific Loan Market Association Limited.

"Approved Co-Investors" means [*] and any other co-investor(s) who have made equity contributions directly or indirectly into the Borrower that are used to pay part of the Acquisition Consideration and the Acquisition Costs until the Acquisition Consideration payable to all the Dissenting Shareholders (as defined in Clause 21.24 (Dissenting Shareholders)) is paid in full.

"Ascendent Capital" means Ascendent Capital Partners III, L.P. (an exempted limited partnership duly registered under the laws of the Cayman Islands with registration number 100092) and its Affiliates, and trusts, funds, limited partnerships and/or entities controlled, managed and/or advised by Ascendent Capital Partners III GP, L.P. or its Affiliates.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor, assignee and the Agent.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including:

(a)	(in respect of any Commitment (other than the Additional Commitments)) the date of this Agreement; and

(b)	(in respect of any Additional Commitment) the Additional Lender Accession Date,

in each case to and including the earlier of:

(i)	the date falling [*] Months after the date of this Agreement; and

(ii)	(if the Final Maturity Date has not been extended pursuant to Clause 6.2 (Extension options)) the Initial Maturity Date.

"Available Commitment" means, a Lender's Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Base Currency" means US dollars.

"Base Currency Amount" means, in relation to a Loan, the amount converted into the Base Currency at the PBOC Rate on the date which is three Business Days before the relevant Utilisation Date.

"Beijing Holi" means Beijing HollySys Co., Ltd. 北京和利时系统工程有限公司, a company incorporated under the laws of the PRC with limited liability with unified social credit code 91110108101205304F.

"Borrower Account Charge" means the charge over the Dividends Account (Borrower) and the DSRA executed by the Borrower in favour of the Security Agent.

"Borrower/Target Merger" has the meaning given to it in paragraph (b)(ii) of Clause 21.6 (Merger).

"Break Costs" means the amount (if any) calculated by the Agent as the aggregate of the amounts notified by each Lender as being the amount required to compensate each such Lender for its reasonable costs and expenses properly incurred or suffered as a result of all or any part of a Loan or Unpaid Sum being prepaid or recovered on a day other than the last day of an Interest Period of that Loan or Unpaid Sum, for the period from the date of receipt or recovery of all or any part of its participation in that Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum.

"Business Day" means a day (other than a Saturday or Sunday):

(a)	on which banks are open for general business in Beijing and Hong Kong; and

(b)	(in relation to any date for payment or purchase of a currency) the principal financial centre of the country of that currency.

"Buyer Group" means Ascendent Capital and its co-investors that have contributed equity capital for the Acquisition.

"BVI" means the British Virgins Islands.

"Cash Pooling Arrangement" means any cross-border bilateral RMB cash pooling or cash concentration arrangement among relevant members of the Group and (as applicable) their Affiliates.

"Certain Funds Period" means the period from and including the date of this Agreement until (and including) the earliest of:

(a)	the date that the Acquisition Consideration and the Acquisition Costs have been paid in full;

(b)	the date on which the Available Commitment has been fully utilised or voluntarily cancelled in full pursuant to the terms of this Agreement; and

(c)	the last day of the Availability Period.

"Charge over Borrower Shares" means the charge over all of the shares in the Borrower executed or to be executed by the Original Guarantor in favour of the Security Agent.

"Charge over Guarantor Shares" means the charge over all of the shares in the Original Guarantor executed or to be executed by the Grandparent in favour of the Security Agent.

"Clean-Up Default" means an Event of Default referred to in Clause 22 (Events of Default), other than Clauses 22.1 (Non-payment), 22.6 (Insolvency), 22.7 (Insolvency proceedings) and 22.8 (Creditors' process).

"Clean-Up Period" means the period beginning on the date of this Agreement and ending on the date falling 180 days after the Acquisition Closing Date.

"Clean-Up Representation" means any of the representations and warranties under Clause 18 (Representations).

"Clean-Up Undertaking" means any of the undertakings specified in Clause 21 (General Undertakings).

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lender) and the amount of any other Commitment transferred to it under this Agreement;

(b)	in relation to any Additional Lender, the amount of any Additional Commitment assumed by it; and

(c)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate delivered pursuant to Clause 19.2 (Compliance Certificate) and signed by any director, senior officer or authorised signatory of the Borrower substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

"Confidential Information" means all information relating to the Borrower, any Transaction Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential Information);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Agent.

"Consolidated EBITDA" has the meaning given to such term in Clause 20.1(Financial definitions).

"Consolidated Net Borrowing" has the meaning given to such term in Clause 20.1 (Financial definitions).

"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of the Loan in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an insolvency event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	such Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Deposit Accounts" means:

(a)	an account opened by Beijing Holi with Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Beijing Branch;

(b)	an account opened by Hangzhou Holi with Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Beijing Branch; and

(c)	an account or accounts opened by any other Subsidiary of the Target as may be agreed between the Borrower and the Agent,

in each case, that is designated as a “Deposit Account” by the Borrower and the Agent (including any sub-account and replacement and/or re-designation thereof).

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Dividends Account (Borrower)" means an account opened by the Borrower with Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch with account numbers [*] (USD) and [*] (RMB) (including any sub-account and replacement and/or re-designation thereof).

"Dividends Account (Material Target Subsidiary)" means an account opened or to be opened by a Material Target Subsidiary incorporated outside the PRC with Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch and designated as such by the Borrower and the Agent (including any sub-account and replacement and/or re-designation thereof).

"DSRA" means a debt service reserve account opened by the Borrower with Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch with account number [*] (including any sub-account and replacement and/or re-designation thereof).

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law in any jurisdiction in which any Obligor or any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits" means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).

"Extended Maturity Date" means the date falling [*] Months after the first Utilisation Date.

"Extension Fee" has the meaning given to that term in Clause 11.2 (Extension fee).

"Extension Request" means the extension request substantially in the form set out in Part II (Extension Request) of Schedule 3 (Requests).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Fee" has the meaning given to that term in Clause 11.1 (Facility fee).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters referring to this Agreement or the Facility between one or more Administrative Parties and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

"Final Maturity Date" means:

(a)	the Initial Maturity Date; or

(b)	(if the Final Maturity Date has been extended pursuant to Clause 6.2 (Extension options)) the Extended Maturity Date, the Second Extended Maturity Date or the Third Extended Maturity Date (as the case may be).

"Finance Document" means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	any Transaction Security Document;

(d)	any Guarantor Accession Letter;

(e)	any Lender Accession Letter;

(f)	any Guarantor Resignation Letter;

(g)	any Utilisation Request; and

(h)	any other document designated as such by the Agent and the Borrower.

"Finance Party" means an Administrative Party or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"GAAP" means generally accepted accounting principles in the United States or the PRC, including IFRS (as applicable), as may be reasonably determined by the Target.

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

"Grandparent" means Smart Automation (Cayman) Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability with registration number 405557.

"Group" means the Borrower and its Subsidiaries from time to time. For the avoidance of doubt, the Group shall include the Target Group after the Acquisition Closing Date.

"Guarantor" means the Original Guarantor and a person that becomes a Guarantor in accordance with Clause 24.2 (Accession as Guarantor).

"Guarantor Accession Letter" means a document substantially in the form set out in Schedule 8 (Form of Guarantor Accession Letter).

"Guarantor Resignation Letter" means a letter substantially in the form set out in Schedule 9 (Form of Guarantor Resignation Letter).

"Hangzhou Holi" means Hangzhou HollySys Automation Limited Company 杭州和利时自动化有限公司, a company incorporated under the laws of the PRC with limited liability with unified social credit code 91330100754400107H.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Hong Kong" means the Hong Kong Special Administrative Region of the People’s Republic of China.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

"Initial Maturity Date" means the date falling 12 Months after the first Utilisation Date.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Legal Reservations" means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Ordinance (Cap. 347 of the Laws of Hong Kong) of the Laws of Hong Kong, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	the limitation of the enforcement of the terms of leases of real property by laws of general application to those leases;

(d)	similar principles, rights and remedies under the laws of any Relevant Jurisdiction; and

(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Agent as a condition precedent under this Agreement on or before the first Utilisation Date or pursuant to Clause 24 (Changes to the Transaction Obligors).

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Additional Commitments) or Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

"Lender Accession Letter" means a letter in the form set out in Schedule 10 (Form of Lender Accession Letter).

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Loan Disbursement Account" means an account opened by the Borrower with Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch with account number [*] (including any sub-account and replacement and/or re-designation thereof).

"LTV Ratio" has the meaning given to such term in Clause 21.17 (LTV Ratio).

"Major Defaults" means any Event of Default under any of the following Clauses:

(a)	Clause 22.1 (Non-payment) (only insofar as it relates to the Borrower);

(b)	Clause 22.4 (Misrepresentation), insofar as it relates to any Major Representation;

(c)	Clause 22.6 (Insolvency) or Clause 22.7 (Insolvency proceedings) (in each case, only insofar as it relates to the Borrower); or

(d)	Clause 22.9 (Unlawfulness and invalidity) (only insofar as it relates to the Borrower and this Agreement).

"Major Representations" means, with respect to the Borrower only, a representation or warranty under any of:

(a)	Clause 18.1 (Status);

(b)	paragraph (a) of Clause 18.2 (Binding obligations);

(c)	paragraphs (a) and (b) of Clause 18.3 (Non-conflict with other obligations);

(d)	Clause 18.4 (Power and authority);

(e)	Clause 18.5 (Validity and admissibility in evidence)

(f)	Clause 18.20 (Anti-Money Laundering);

(g)	Clause 18.21 (Sanctions); or

(h)	Clause 18.22 (Anti-Corruption Laws).

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction).

"Material Adverse Effect" means a material adverse effect on: (a) the business, assets or financial condition of the Group (taken as a whole) and any Obligor; (b) the ability of any of the Obligors to perform its payment obligations under any Finance Document; or (c) the validity or enforceability of any Finance Document in accordance with their terms or the effectiveness of any Transaction Security granted pursuant to any of the Finance Documents.

"Material Target Subsidiary" means any Subsidiary of the Target that accounts for, on a consolidated basis, [*] per cent. or more of the Consolidated EBITDA of the Target Group.

"Minimum Cash Deposits" means, subject to Clause 21.26 (Minimum Cash Deposits), the cash deposits standing to the credit of the Deposit Accounts with an aggregate amount of not less than US$[*] or its equivalent (the “Required Amount”) provided that the Required Amount shall be increased by the aggregate amount of: (a) [*]% of any amount in a Deposit Account in the PRC, and (b) [*]% of any amount in a Deposit Account that is not denominated in RMB provided that for the purposes of paragraph 3(c) of Schedule 2 (Documents and evidence to be delivered), PBOC Rate on the date of the first Utilisation Request shall be used for the calculation of the Minimum Cash Deposits in respect of any amount deposited in RMB.

"Minimum DSRA Amount" means, in respect of any day, the aggregate amount of interest that will be payable for each Loan for the next Interest Period assuming that the outstanding amount of all Loans and the applicable rate of interest as at that day remain the same. For the purposes of calculating the Minimum DSRA Amount on a Utilisation Date, the Loan proposed to be utilised shall be included in the calculation of the interest payable.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Net Leverage Ratio" has the meaning given to it in Clause 20.2 (Financial condition).

"New Lender" has the meaning given to that term in Clause 23 (Changes to the Lenders).

"Obligors" means the Borrower, the Original Guarantor and other member of the Group that has acceded as a Guarantor, and "Obligor" means each one of them.

"Party" means a party to this Agreement.

"PBOC Rate" means the central parity rate of the RMB exchange rate (人民币汇率中间价) published by the People’s Bank of China on its website.

"Per Share Merger Consideration" has the meaning given to it in the Acquisition Agreement.

"Perfection Requirements" means the making or the procuring of filings, stampings, registrations, notarisations, endorsements, translations and/or notifications of any Finance Document (and/or any Security created under it) necessary for the validity, enforceability (as against the relevant Transaction Obligor or any relevant third party) and/or perfection of that Finance Document.

"Permitted Acquisition" means:

(a)	any acquisition or investment contemplated under the Acquisition Documents; or

(b)	any acquisition of cash equivalent investments; or

(c)	any acquisition or investment of any assets necessary or required in the ordinary course of the day-to-day business of the Relevant Group; or

(d)	any acquisition or investment of any asset which constitutes or is part of a Permitted Disposal; or

(e)	any acquisition or investment of the entire issued share capital of a limited liability company (including by way of formation) which has not traded and has no assets or any liabilities prior to the date of such acquisition; or

(f)	any acquisition or investment of shares or equity interests in a member of the Group pursuant to an issuance of shares or equity interests in that member of the Group which is not prohibited by this Agreement; or

(g)	any acquisition or investment where the aggregate amount of the purchase price of such acquisition or investment in each financial year of the Target, when aggregated with all other acquisitions and investments made under this paragraph (g) (excluding any acquisitions or investments under any other paragraph of this definition) in that financial year, does not exceed [*]% of the total assets of the Target Group (or its equivalent), provided that:

(i)	no Event of Default is continuing or would occur as a result;

(ii)	(in relation to any acquisition of business) the Net Leverage Ratio for the most recent Relevant Period (as at the date of such acquisition) of the Borrower shall have been complied with on a pro forma basis assuming the acquired business has become part of the Group and any Permitted Financial Indebtedness for the purpose of such acquisition has been incurred; and

(iii)	(in relation to any acquisition or investment with financing needs only) the relevant Obligor or member of the Relevant Group has (subject to any confidentiality obligations and other contractual restrictions) used commercially reasonable efforts to notify the Agent of such proposed acquisition or investment 30 days prior to the completion of the acquisition or investment, and the Agent (and each other Finance Party who receives such information from the Agent) shall keep such information confidential; or

(h)	any acquisition or investment which is made with the consent of the Majority Lenders.

"Permitted Disposal" means:

(a)	any sale, lease, transfer or other disposal of assets made in the ordinary course of the day-to-day business of the disposing entity; or

(b)	any transfer or other disposal of cash and cash equivalent investments in a manner not otherwise prohibited by the Finance Documents; or

(c)	any sale, lease, transfer or other disposal of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose (other than an exchange of a non-cash asset for cash); or

(d)	any sale, lease, transfer or other disposal of surplus, obsolete or redundant assets (other than assets that are the subject of Transaction Security); or

(e)	any sale, lease, transfer or other disposal of any asset (which is not subject to Transaction Security) by a member of the Relevant Group (the “Disposing Company”) to another member of the Relevant Group (the “Acquiring Company”), provided that if the Disposing Company is an Obligor, the Acquiring Company is also an Obligor; or

(f)	any sale, lease, transfer or other disposal arising as a result of any Permitted Security; or

(g)	any sale, lease, transfer or other disposal arising from the close-out or termination of a treasury transaction which is not prohibited by this Agreement; or

(h)	any sale, lease, transfer or other disposal of assets where the higher of the market value and consideration receivable in respect thereof, when aggregated with all other sales, leases, transfers or other disposals under this paragraph (h) (excluding any sales, leases, transfers or other disposals of assets under any other paragraph of this definition), does not exceed [*]% of the total assets of the Target Group (or its equivalent); or

(i)	any sale, lease, transfer or other disposal which is made with the consent of the Majority Lenders.

"Permitted Financial Indebtedness" means:

(a)	any Financial Indebtedness existing on the first Utilisation Date (other than the [*]) and disclosed to the Agent prior to the first Utilisation Date and any refinancing thereof, provided that:

(i)	in respect of any refinancing of such Financial Indebtedness (other than any Financial Indebtedness owing to any member of the Group), [*]; and

(ii)	the principal amount of each such Financial Indebtedness shall not be increased (and in respect of any revolving loan or credit, the aggregate commitment amount under each such revolving loan or credit shall not be increased) after the first Utilisation Date without the consent of the Majority Lenders; or

(b)	[*]; or

(c)	any Financial Indebtedness incurred pursuant to any Finance Documents; or

(d)	[*]; or

(e)	any Financial Indebtedness owed by the Borrower and (after the Acquisition Closing Date) the Target to any direct or indirect shareholders of the Grandparent and/or any of its Affiliates (except for any member of the Relevant Group), which is subordinated pursuant to Clause 21.15 (Subordination); or

(f)	any Financial Indebtedness owed by any member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target) to another member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target), provided that if the creditor of such Financial Indebtedness is an Obligor the debtor is also an Obligor; or

(g)	any Financial Indebtedness arising under a Permitted Guarantee; or

(h)	any Financial Indebtedness arising under or in connection with any treasury transaction entered into:

(i)	for the hedging of interest rate and/or foreign exchange risks in respect of:

(A)	any Permitted Financial Indebtedness incurred by a member of the Relevant Group (other than those incurred by the Borrower and (after the Acquisition Closing Date) the Target), or

(B)	any Financial Indebtedness incurred by the Borrower and (after the Acquisition Closing Date) the Target under the Finance Documents provided that [*]; or

(ii)	in the ordinary course of the day-to-day business of a member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target),

in each case, not for speculative purposes; or

(i)	[*]; or

(j)	any Financial Indebtedness arising under advance deposits or payments taken from customers in the ordinary course of trading of a member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target), to the extent the same constitutes Financial Indebtedness; or

(k)	any Financial Indebtedness arising under any cash pooling, netting or set-off arrangement entered into by any member of the Relevant Group (other than the Borrower or (after the Acquisition Closing Date) the Target) in the ordinary course of the banking arrangements of such member of the Relevant Group (including an overdraft comprising more than one account) in each case as part of the Cash Pooling Arrangement; or

(l)	[*]; or

(m)	[*]; or

(n)	any Financial Indebtedness owed by any member of the Relevant Group (other than the Borrower or (after the Acquisition Closing Date) the Target), the outstanding principal amount of which, when aggregated with the outstanding principal amount of:

(i)	all other Financial Indebtedness incurred under this paragraph (n) and paragraph (m) above of this definition (excluding any Financial Indebtedness expressly permitted under any other paragraph of this definition); and

(ii)	all loans and credits made under paragraph (e) of the definition of “Permitted Loan” (as defined below),

(without double counting any amount of any same Financial Indebtedness or loan in paragraphs (i) and (ii) above) does not exceed RMB[*] (or its equivalent) in aggregate after the date of this Agreement (for the purpose of calculating such aggregate outstanding principal amount, any repayment or prepayment of such Financial Indebtedness incurred under paragraph (m) above shall not be taken into account), provided that [*]; or

(o)	any Financial Indebtedness which is incurred with the consent of the Majority Lenders provided that, [*].

"Permitted Guarantee" means:

(a)	any guarantee or indemnity existing on the first Utilisation Date with respect to any Financial Indebtedness under paragraphs (a) or (i) of “Permitted Financial Indebtedness” and disclosed to the Agent prior to the first Utilisation Date, including any guarantee or indemnity of substantially the same scope and nature as the first-mentioned guarantee or indemnity in respect of any refinancing of such Financial Indebtedness, provided that:

(i)	the principal amount (including any refinancing thereof) guaranteed by each such guarantee or indemnity shall not be increased after the first Utilisation Date, without the consent of the Majority Lenders; and

(ii)	[*]; or

(b)	any guarantee or indemnity under the Finance Documents; or

(c)	any guarantee or indemnity granted under the Preferred Shares Arrangement, with the prior written consent of the Majority Lenders; or

(d)	any guarantee or indemnity given to professional advisers and consultants in the ordinary course of trading of an Obligor as a prerequisite of engagement required by such professional advisers and consultants; or

(e)	indemnities (in customary form) given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal; or

(f)	any guarantee or indemnity given in favour of directors and officers of the Obligors in their capacity as such in connection with the performance of their duties to the relevant Obligor(s); or

(g)	any guarantee or indemnity granted by a member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target) to or in respect of any obligation of any member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target) provided that if the grantor of the guarantee or indemnity is an Obligor, the obligation to which the guarantee or indemnity relates is owed by another Obligor; or

(h)	any guarantee or indemnity arising under or in connection with any Financial Indebtedness incurred pursuant to paragraph (i) of the definition of “Permitted Financial Indebtedness”; or

(i)	any guarantee or indemnity arising under a finance lease of vehicles, equipment, computers or fixed assets in the ordinary course of trading; or

(j)	any guarantee or indemnity by way of the endorsement of a negotiable instrument in the ordinary course of day-to-day business; or

(k)	any guarantee or indemnity (in relation to any member of the Relevant Group other than the Borrower and (after the Acquisition Closing Date) the Target) the outstanding principal amount of which, when aggregated with all other guarantees and indemnities under this paragraph (k) (excluding any guarantee or indemnity expressly permitted under any other paragraph of this definition), does not exceed RMB[*] (or its equivalent) in aggregate after the date of this Agreement; or

(l)	any guarantee or indemnity which is incurred with the consent of the Majority Lenders.

"Permitted Loan" means:

(a)	any trade credit extended in the ordinary course of day-to-day business and/or any advance payment made in the ordinary course of day-to-day business; or

(b)	any loan or credit given by a member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target) to another member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target), provided that if the creditor is an Obligor the debtor is also an Obligor; or

(c)	any loan or credit constituted by any deferred consideration payable by a purchaser in respect of any Permitted Disposal made on arm’s length terms; or

(d)	[*]; or

(e)	any loan or credit the outstanding principal amount of which, when aggregated with:

(i)	all other loans and credits made under this paragraph (e) and paragraph (d) above (excluding any loan or credit expressly permitted under any other paragraph of this definition); and

(ii)	all Financial Indebtedness incurred under paragraph (n) of the definition of “Permitted Financial Indebtedness”,

(without double counting any amount of any same loan or Financial Indebtedness in paragraphs (i) and (ii) above) does not exceed RMB[*] (or its equivalent) in aggregate after the date of this Agreement (for the purpose of calculating such aggregate outstanding principal amount, any repayment or prepayment of any loans and credits made to the Borrower or (after the Acquisition Closing Date) the Target under paragraph (d) above shall not be taken into account); or

(f)	[*]; or

(g)	any loan or credit which is given with the consent of the Majority Lenders.

"Permitted Restructuring" means:

(a)	the solvent liquidation, reorganisation, amalgamation, demerger, merger or corporate reconstruction of any Material Target Subsidiary so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to the Target or other Material Target Subsidiaries, provided further that if any Transaction Obligor is involved in such liquidation, reorganisation, amalgamation, demerger, merger or corporate reconstruction, the surviving or resulting entity shall be that Transaction Obligor and all of the obligations of the Transaction Obligor under any Finance Document shall remain binding on it; or

(b)	any internal restructuring of any member of the Relevant Group with the prior written consent of the Majority Lenders (which shall not be unreasonably withheld, delayed or conditioned).

"Permitted Security" means:

(a)	any Security or Quasi-Security existing on the first Utilisation Date with respect to any Financial Indebtedness under paragraphs (a) or (i) of “Permitted Financial Indebtedness” and disclosed to the Agent prior to the first Utilisation Date, including any Security or Quasi-Security of substantially the same scope and nature as the first-mentioned Security or Quasi-Security in respect of any refinancing of such Financial Indebtedness, provided that:

(i)	the principal amount (including any refinancing thereof) secured by each such Security or Quasi-Security shall not be increased after the first Utilisation Date, without the consent of the Majority Lenders; and

(ii)	[*]; or

(b)	any Security created under the Preferred Shares Arrangement, with the prior written consent of the Majority Lenders; or

(c)	any Security or Quasi-Security created pursuant to any Finance Document; or

(d)	any netting or set-off arrangement entered into by any member of the Relevant Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; or

(e)	any lien arising under the general terms and conditions of banks with whom any member of the Relevant Group maintains a banking relationship in the ordinary course of business; or

(f)	any right of set-off existing between any member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target) and its respective suppliers or customers in the ordinary course of day-to-day business and on the supplier’s or customer’s standard or usual terms and not arising as a result of any default or omission by any member of the Relevant Group; or

(g)	any payment or close-out netting or set-off arrangement pursuant to any hedging transaction entered into by any member of the Relevant Group (other than the Borrower and the Target) as permitted under paragraph (h) of the definition of “Permitted Financing Indebtedness”, excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction; or

(h)	any lien arising by operation of law and in the ordinary course of day-to-day business provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned; or

(i)	any Security or Quasi-Security provided by any member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target) over or affecting any asset acquired by any such member of the Relevant Group after the date of this Agreement if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Relevant Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Relevant Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset; or

(j)	any Security or Quasi-Security over or affecting any asset of any person which becomes a member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target) after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that person becomes a member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target), if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that person;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that person; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of that person becoming a member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target); or

(k)	any Security or Quasi-Security over cash paid into an escrow account by any member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target) pursuant to any customary deposit or retention of purchase price arrangements entered into pursuant to any disposal or acquisition made by a member of the Relevant Group and which is not prohibited under this Agreement; or

(l)	any escrow arrangements relating to a disposal or acquisition in favour of any Tax, customs or bonding authorities; or

(m)	any Security or Quasi-Security granted in respect of any Permitted Financial Indebtedness in connection with vendor financing or credit card arrangements entered into on standard or usual terms usually in operation for companies such as the relevant member of the Relevant Group; or

(n)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target) in the ordinary course of day-to-day business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Relevant Group; or

(o)	any Security or Quasi-Security (granted by any member of the Relevant Group other than the Borrower and (after the Acquisition Closing Date) the Target) securing indebtedness of the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Relevant Group (other than the Borrower and (after the Acquisition Closing Date) the Target) (excluding any Security or Quasi-Security expressly permitted under any other paragraph of this definition)) does not exceed RMB[*] (or its equivalent) after the date of this Agreement; or

(p)	any Security or Quasi-Security created with the consent of the Majority Lenders,

provided that no Security over Quasi-Security shall be created over (x) any shares or equity interests in any Material Target Subsidiary beneficially owned by any member of the Group after the Acquisition Closing Date or (y) any Dividends Account (Material Target Subsidiary), in each case other than Transaction Security or as otherwise created with the consent of the Majority Lenders.

[*]

"PRC" means the People's Republic of China (for the purpose of this Agreement only, excluding Hong Kong, the Macau Special Administrative Region of the People's Republic of China and Taiwan).

[*]

"Preferred Shares Arrangement" means the proposed issuance of certain preferred shares by the Grandparent to an Affiliate of the Original Lender (as designated by the Original Lender), to be further agreed between the Borrower and the Majority Lenders.

"Quasi-Security" has the meaning given to that term in Clause 21.4 (Negative pledge).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

"Related Fund", in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Group" means the Parent, the Borrower and (on and after the Acquisition Closing Date) the Target and the Material Target Subsidiaries.

"Relevant Jurisdiction" means, in relation to a Transaction Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

"Relevant Market" means the Hong Kong interbank market.

"Repeating Representations" means each of the representations set out in:

(a)	Clauses 18.1 (Status) to 18.6 (Governing law and enforcement);

(b)	paragraph (a) of Clause 18.9 (No default);

(c)	paragraph (a)(iii) of Clauses 18.10 (No misleading information);

(d)	Clause 18.11 (Financial statements);

(e)	Clauses 18.13 (No proceedings) to 18.18 (Shares);

(f)	(on or prior to the Acquisition Closing Date only) Clause 18.19 (Acquisition Documents); and

(g)	Clauses 18.20 (Anti-Money Laundering) to 18.22 (Anti-Corruption Laws).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

[*]

"Sanctioned Jurisdiction" means, at any time, a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, the Crimea region, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea and Syria.

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list maintained by any Sanctions Authority, (b) any Person located, organised, or resident in a Sanctioned Jurisdiction, or (c) any other subject of Sanctions, including, without limitation, any Person controlled or 50 percent or more owned in the aggregate, directly or indirectly, by, or acting on behalf of, or at the direction of, any such Person or Persons described in the foregoing items (a) or (b).

"Sanctions" means economic, trade, or financial sanctions, requirements, or embargoes imposed, administered, or enforced from time to time by any Sanctions Authority.

"Sanctions Authority" means the United States (including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury and the US Department of State), the United Kingdom (including, without limitation, HM Treasury), the Hong Kong Monetary Authority, the European Union and any EU member state, the United Nations Security Council, the PRC and any other relevant sanctions authority.

"Second Extended Maturity Date" means the date falling [*] Months after the first Utilisation Date.

"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to any Secured Party under each Finance Document.

"Secured Party" means a Finance Party, a Receiver or any Delegate.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Asset" means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security, together with all representations and warranties expressed to be given by a Transaction Obligor in favour of the Security Agent as trustee for the Secured Parties; and

(c)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.

"Specified Time" means a day or time determined in accordance with Schedule 7 (Timetables).

"Subsidiary" means, in relation to any company or corporation or person (other than an individual), a company, corporation or person (other than an individual):

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or person;

(b)	more than half the issued equity share capital (or equivalent equity interest) of which is beneficially owned, directly or indirectly, by the first mentioned company, corporation or person; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or person,

and, for this purpose, a company, corporation or person shall be treated as being controlled by another if that other company, corporation or person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Target" means Hollysys Automation Technologies Ltd. (NASDAQ: HOLI), a BVI business company incorporated under the laws of the British Virgin Islands with limited liability with company number 1009283 which, upon completion of the Acquisition, will merge with and into the Borrower, with the Target being the surviving company of such merger. For the avoidance of doubt, any references to “Target” in this Agreement following the Acquisition Closing Date shall be deemed to include and/or refer to the “Borrower”, and “Borrower” in this Agreement following the Acquisition Closing Date shall be deemed to include and/or refer to the “Target”.

"Target Group" means the Target and its Subsidiaries from time to time.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Deduction" has the meaning given to such term in Clause 12.1 (Tax definitions).

"Third Extended Maturity Date" means the date falling 84 Months after the first Utilisation Date.

"Third Parties Legislation" means the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong).

"Total Commitments" means the aggregate of the Commitments, being US$1,055,000,000 as at the date of this Agreement, and up to US$1,155,000,000 as a result of the Additional Commitments assumed by the Additional Lenders pursuant to Clause 2.2 (Additional Commitments).

"Transaction Documents" means the Finance Documents and the Acquisition Documents.

"Transaction Obligors" means the Obligors and any other party to the Transaction Security Documents (other than a Finance Party), and "Transaction Obligor" means each one of them.

"Transaction Obligors' Agent" means the Borrower, appointed to act on behalf of each Transaction Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Transaction Obligors' Agent).

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Transaction Security Documents.

"Transaction Security Document" means:

(a)	each of the documents listed as being a Transaction Security Document in paragraph 4(a) of Part I (Conditions Precedent) of Schedule 2 (Documents and evidence to be delivered);

(b)	any other document evidencing or creating or expressed to evidence or create Security over any asset to secure any obligation of any Transaction Obligor to a Secured Party under the Finance Documents, including but not limited to each of the documents referred to in paragraph (b) of Clause 21.25 (Conditions subsequent); or

(c)	any other document designated as such by the Security Agent and the Borrower.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

"US" means the United States of America.

"US Tax Obligor" means:

(a)	the Borrower, if it is resident for tax purposes in the US; or

(b)	a Transaction Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part I (Utilisation Request) of Schedule 3 (Requests).

[*]

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any "Administrative Party", the "Agent", the "MLAB", any "Finance Party", any "Lender", any "Obligor", any "Transaction Obligor", any "Party", any "Secured Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents. For the avoidance of double, upon the completion of the Borrower/Target Merger, any reference in this Agreement to the Borrower shall be constructed to mean the Target;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	a "group of Lenders" or a "group of Finance Parties" includes all the Lenders or, as the case may be, all the Finance Parties;

(v)	"including" shall be construed as "including without limitation" (and cognate expressions shall be construed similarly);

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	"Knowledge" means, in respect of a person (other than an individual) to the best of the knowledge and belief of the board of directors (or equivalent body) of such person after making due enquiries;

(viii)	a Lender's "participation" in a Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender's rights under this Agreement in respect thereof;

(ix)	any matter being "permitted" shall include references to such matters not being expressly prohibited by the Finance Documents or otherwise approved by the requisite Lenders;

(x)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xi)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xiii)	a time of day is a reference to Hong Kong time.

(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default, an Event of Default or a Major Default (other than an Event of Default or a Major Default in connection with Clause 22.1 (Non-payment)) is "continuing" if it has not been remedied or waived. An Event of Default or a Major Default in connection with Clause 22.1 (Non-payment) is "continuing" if it has not been waived.

(f)	Unless otherwise provided, where this Agreement specifies an amount in a given currency (the "specified currency") "or its equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilising the relevant PBOC Rate for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

(g)	A person has "control" if such person is:

(i)	an indirect controller, that is, in relation to another person (other than an individual), any person in accordance with whose directions or instructions the directors and/or management holding an equivalent position of such other person or of a Holding Company of such other person are accustomed to act; or

(ii)	a majority shareholder controller, that is, in relation to another person (other than an individual), any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of such other person or of a Holding Company of such other person, and “controller” means either an “indirect controller” or a “majority shareholder controller”.

1.3	Currency symbols and definitions

"CNH" denotes the lawful currency of the PRC, as traded offshore outside of the PRC.

"RMB" denotes the lawful currency of the PRC.

"US$" and "US dollars" denote the lawful currency of the US.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Legislation to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver, Delegate or any person described in Clause 25.11 (Exclusion of liability), may, subject to this Clause 1.4 and the Third Parties Legislation, rely on any Clause of this Agreement which expressly confers rights on it.

SECTION 2
THE FACILITY

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate equivalent amount in CNH equal to the Total Commitments.

2.2	Additional Commitments

(a)	Subject to other terms of this Agreement, the MLAB may (at the request of the Borrower) increase the Total Commitments (the "Additional Commitments") by an amount of up to US$100,000,000. Such increase will be effective only if the following procedures and conditions are complied with:

(i)	the MLAB and the Borrower enter into a Fee Letter in relation to the Additional Commitments Fee;

(ii)	the Additional Commitments will be assumed by one or more banks, financial institutions, trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (each an "Additional Lender") who deliver a Lender Accession Letter to the Agent and the Borrower no later than 10 Business Days prior to the relevant proposed Additional Lender Accession Date, pursuant to which the Additional Lender assumes all the obligations of a Lender corresponding to that part of the Additional Commitments which it is to assume (as specified in the Lender Accession Letter), as if it had been an Original Lender in respect of those Commitments;

(iii)	the Agent shall, subject to paragraph (iv) below, as soon as reasonably practicable after receipt by it of an otherwise duly completed Lender Accession Letter appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Lender Accession Letter;

(iv)	the Agent shall only be obliged to execute a Lender Accession Letter delivered to it by an Additional Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the Additional Commitments by that Additional Lender;

(v)	any increase in the Total Commitment shall take effect on the date specified by the relevant Additional Lender(s) on the Lender Accession Letter, or if later, on the date which each of the Borrower and the Agent executes an otherwise duly completed Lender Accession Letter delivered to it by the relevant Additional Lender(s) (such date being an "Additional Lender Accession Date"), provided that the Additional Lender Accession Date must be a Business Day.

(b)	Each Lender Accession Letter once delivered is irrevocable.

(c)	On and upon each Additional Lender Accession Date:

(i)	the Total Commitments shall be increased by the amount set out in the Lender Accession Letter as that Lender's Commitment;

(ii)	the Transaction Obligors and each of the relevant Additional Lender(s) shall assume obligations towards one another and/or acquire rights against one another as the Transaction Obligors and such Additional Lender would have assumed and/or acquired had such Additional Lender been an Original Lender in respect of that part of the Additional Commitments which it is to assume;

(iii)	each of the relevant Additional Lender(s) (which is not already a party to the Finance Document as a Lender) shall become a Party as a "Lender" and such Additional Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Additional Lender and those Finance Parties would have assumed and/or acquired had that Additional Lender been an Original Lender in respect of that part of the Additional Commitments which it is to assume; and

(iv)	the Commitments of the other Lenders shall continue in full force and effect.

(d)	Each Additional Lender, by executing the Lender Accession Letter, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)	The Borrower shall, within 10 Business Days of demand, pay the Agent the amount of all costs and expenses (including legal fees, subject to agreed caps) reasonably incurred by it in connection with any increase in the Total Commitments under this Clause 2.2.

(f)	Neither the Agent nor any Lender shall have any obligation to find an Additional Lender.

(g)	Clause 23.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Additional Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the Additional Lender Accession Date;

(ii)	the "New Lender" were references to that "Additional Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

(h)	The Agent shall, as soon as reasonably practicable after it has executed the Lender Accession Letter, send to the Borrower a copy of that Lender Accession Letter.

2.3	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Transaction Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by a Transaction Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Transaction Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Transaction Obligors' Agent

(a)	Each Transaction Obligor (other than the Borrower) by its execution of this Agreement irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Transaction Obligor notwithstanding that they may affect the Transaction Obligor, without further reference to or the consent of that Transaction Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Transaction Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Transaction Obligor shall be bound as though the Transaction Obligor itself had given the notices and instructions (including any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Transaction Obligors' Agent or given to the Transaction Obligors' Agent under any Finance Document on behalf of another Transaction Obligor or in connection with any Finance Document (whether or not known to any other Transaction Obligor and whether occurring before or after such other Transaction Obligor became a Transaction Obligor under any Finance Document) shall be binding for all purposes on that Transaction Obligor as if that Transaction Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Transaction Obligors' Agent and any other Transaction Obligor, those of the Transaction Obligors' Agent shall prevail.

3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing the Borrower’s payment of (a) the aggregate amount of purchase price paid and payable by the Buyer Group in connection with the acquisition of all of the outstanding ordinary shares of the Target by the Buyer Group (for the avoidance of doubt, including any purchase price paid by the Buyer Group before and after signing of the Acquisition Documents) and (b) all fees, costs and expenses, stamp, registration and other taxes incurred by the Buyer Group in connection therewith.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents listed in and appearing to comply with the requirements of Part I (Conditions Precedent) of Schedule 2 (Documents and evidence to be delivered). The Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) during the Certain Funds Period, if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Default is continuing or would result from the proposed Utilisation;

(ii)	no event under Clause 7.1 (Illegality) has occurred and is continuing; and

(iii)	the Major Representations are true in all material respects; and

(b)	on the proposed Utilisation Date, the amount standing to the credit of the DSRA is not less than the Minimum DSRA Amount.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, more than three Loans would be outstanding.

4.4	Certain Funds Period

(a)	Notwithstanding any other provision in this Agreement to the contrary, during the Certain Funds Period, and subject to paragraph (b) below, no Lender shall be entitled to:

(i)	cancel any of its Commitment;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Utilisation;

(iii)	refuse to make or otherwise prevent the making of a Utilisation (save in circumstances where pursuant to Clause 4.2 (Further conditions precedent) above, no Lender is obliged to comply with Clause 5.4 (Lenders’ participation));

(iv)	exercise any right of set-off or counterclaim or similar right or remedy in respect of a Utilisation; or

(v)	accelerate payment, repayment or prepayment of any Loan,

(b)	Immediately upon expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been exercised or been available during the Certain Funds Period.

SECTION 3
UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	it provides that the Loan proceeds of the proposed Utilisation (after deduction by the Agent of any amounts for the purpose of the payment of fees and costs in connection with the Facility as set out therein) shall be paid to the Loan Disbursement Account.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be CNH.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of CNH[*] or, if less, (A) (in relation to any Loan to be made pursuant to a Utilisation Request delivered under paragraph (a)(v) of Clause 2.2 (Additional Commitment)), the proposed Additional Commitments of the relevant Additional Lenders plus the Available Facility immediately before the Additional Lender Accession Date, and (B) (in relation to any other Loan) the Available Facility.

(c)	The aggregate Base Currency Amount of the Loans that have already been made and the proposed Loan does not exceed [*]% of (a) the aggregate amount of purchase price paid and payable by the Buyer Group in connection with the acquisition of all of the outstanding ordinary shares of the Target by the Buyer Group (for the avoidance of doubt, including any purchase price paid by the Buyer Group before and after signing of the Acquisition Documents) and (b) all fees, costs and expenses, stamp, registration and other taxes incurred by the Buyer Group incurred in connection therewith.

5.4	Lenders’ participation

(a)	If the conditions set out in Clause 4 (Conditions of Utilisation) and Clauses 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office to the Loan Disbursement Account.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan pursuant to the terms of this Agreement and shall notify each Lender of the amount and the Base Currency Amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Cancellation of Available Facility

The Commitments which, at that time, are unutilised shall be immediately cancelled at 5 p.m. on the last day of the Availability Period.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment of Loans

(a)	The Borrower shall repay each Loan on the Final Maturity Date.

(b)	The Borrower may not reborrow any part of the Facility which is repaid.

6.2	Extension options

(a)	The Borrower may:

(i)	by submitting an Extension Request duly executed by it to the Agent no later than the date falling 45 days (or any other shorter period as may be agreed by the Agent (acting on the instructions of the Majority Lenders)) prior to the Initial Maturity Date (or if such date is not a Business Day, the immediately preceding Business Day), request to extend the Initial Maturity Date in respect of each Loan to the Extended Maturity Date;

(ii)	(if the Initial Maturity Date has already been extended to the Extended Maturity Date pursuant to this Clause 6.2) by submitting an Extension Request duly executed by it to the Agent no later than the date falling two Months prior to the Extended Maturity Date (or if such date is not a Business Day, then the immediately preceding Business Day), request to extend the Extended Maturity Date in respect of each Loan to the Second Extended Maturity Date; and

(iii)	(if the Extended Maturity Date has already been extended to the Second Extended Maturity Date pursuant to this Clause 6.2) by submitting an Extension Request duly executed by it to the Agent no later than the date falling two Months prior to the Second Extended Maturity Date (or if such date is not a Business Day, then the immediate preceding Business Day), request to extend the Second Extended Maturity Date in respect of each Loan to the Third Extended Maturity Date,

(each such extension, an “Extension”).

(b)	Each Extension Request is irrevocable.

(c)	Upon receipt of an Extension Request, the Agent shall promptly forward a copy thereof to each Lender.

(d)	In respect of the Extension under paragraph (a)(i) above only, the Extension shall become effective if each of the following conditions has been satisfied, and the Agent shall notify the Borrower and the Lenders promptly upon being so satisfied:

(i)	on the date of the Extension Request and the Initial Maturity Date:

(A)	none of the circumstances described under Clause 7.2 (Change of control) has occurred;

(B)	no Default is continuing or would result from the proposed Extension;

(C)	the Repeating Representations are true and accurate in all material respects; and

(D)	the Agent’s receipt of evidence (in form and substance reasonably satisfactory to the Majority Lenders) of completion of all necessary approvals, filings and registrations from all the relevant Governmental Agencies in respect of the Extension and the Finance Documents; and

(ii)	on or before the Initial Maturity Date, the Borrower has paid to the Agent (for the account of the Lenders in such proportion as the Lenders may agree) an extension fee in the amount set out in a Fee Letter.

(e)	In respect of an Extension under paragraph (a)(ii) and paragraph (a)(iii) above only, the Extension shall become effective if each of the following conditions has been satisfied, and the Agent shall notify the Borrower and the Lenders promptly upon being so satisfied:

(i)	on the date of the Extension Request and (in respect of the Extension under paragraph (a)(ii) above) the Extended Maturity Date or (in respect of the Extension under paragraph (a)(iii) above) the Second Extended Maturity Date:

(A)	none of the circumstances described under Clause 7.2 (Change of control) has occurred;

(B)	the LTV Ratio is not higher than [*]%;

(C)	no Default is continuing or would result from the proposed Extension;

(D)	the Repeating Representations are true and accurate in all material respects;

(ii)	the Borrower has paid to the Agent (for the account of the Lenders in such proportion as the Lenders may agree) an extension fee in the amount set out in a Fee Letter;

(iii)	(if required by applicable laws and regulations) the Agent has received evidence (in form and substance reasonably satisfactory to the Majority Lenders) of completion of all the necessary approvals, filings and registrations from all the relevant Governmental Agencies in respect of the Extension and the Finance Documents; and

(iv)	the consent to the relevant Extension by the Majority Lenders has been obtained.

7.	Prepayment and Cancellation

7.1	Illegality

If, at any time, it is or becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Available Commitments of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.7 (Right of prepayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

7.2	Change of Control

(a)	If a Change of Control occurs:

(i)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation; and

(iii)	if the Majority Lenders so require, the Agent shall, by not less than 15 Business Days’ notice to the Borrower, cancel each Available Commitment of each Lender and declare all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, the Facility shall immediately cease to be available for further utilisation and all such Loans, accrued interest and other amounts shall become immediately due and payable.

(b)	For the purpose of paragraph (a) above,

“Change of Control” means any of the following:

(i)	Ascendent Capital and the Approved Co-Investors cease to control the Borrower; or

(ii)	(after the Acquisition Closing Date) Ascendent Capital and the Approved Co-Investors cease to (directly or indirectly) own at least [*]% of all the ordinary shares of the Target.

7.3	Disposal of Target shares

Subject to Clause 7.10 (Trapped amounts), if at any time after the Acquisition Closing Date:

(a)	Ascendent Capital Partners III, L.P. indirectly transfers or otherwise disposes of any shares of the Target by:

(i)	causing the Parent to directly transfer any shares of the Target;

(ii)	causing the Grandparent to directly transfer any shares of the Parent; or

(iii)	directly transferring any shares of Advanced Technology,

which, in each case, for the avoidance of doubt, shall not include any disposal of any interest in any entity that directly or indirectly holds an interest in Advanced Technology; and

(b)	[*],

the Borrower shall ensure that an amount equal to the net disposal proceeds in cash (after deducting reasonable fees, costs and expenses and taxes in connection with such disposal) shall promptly (and in any event within 10 Business Days upon receipt) be applied towards the repayment of the Loans, unless the Majority Lenders agree otherwise.

7.4	Disposal of Target’s assets

(a)	Subject to Clause 7.10 (Trapped amounts), if at any time after the Acquisition Closing Date, the Buyer Group (directly or indirectly) disposes of any of the assets of the Target Group, unless the Majority Lenders agrees otherwise, the Borrower shall ensure that the net disposal proceeds (after deducting reasonable fees, costs and expenses and taxes in connection with such disposal):

(i)	received in cash by any member of the Target Group (other than the Borrower) shall, within 20 Business Days after receipt, be repatriated by each such member of the Target Group (other than the Borrower) (by using its commercially reasonable endeavours) to the Borrower; and

(ii)	received in cash by the Borrower (including those repatriated to the Borrower pursuant to paragraph (i) above) shall promptly (and in any event within 10 Business Days of receipt) be applied towards the repayment of the Loans.

(b)	Paragraph (a) above shall not apply to:

(i)	any disposal the net proceeds of which:

(A)	do not exceed RMB[*] (or its equivalent in any other currency or currencies); and

(B)	(in respect of any disposal by the Target or any Material Target Subsidiaries) when aggregated with the net proceeds of all other disposals of the assets of the Target or the Material Target Subsidiaries made in the relevant financial year of the Borrower, do not exceed an aggregate amount of RMB[*]; or

(ii)	any disposal the net proceeds of which are reinvested in assets of a comparable type and comparable or superior quality to the assets disposed of or business for use in the business of the Group or to finance the Permitted Acquisition or capital expenditure, provided that the Majority Lenders’ consent has been obtained; or

(iii)	any Permitted Disposal (other than any disposal made under paragraph (h) or paragraph (i) of the definition of “Permitted Disposal”).

7.5	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$[*] or if less, the Available Facility) of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.6	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of US$[*] or if less, the amount of the Loans).

(b)	[*].

7.7	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by a Transaction Obligor is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the prepayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment(s) of that Lender shall be immediately reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in that Loan and that Lender’s corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	a Transaction Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Borrower may, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under the Finance Documents to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which (A) is not a member of the Group and (B) confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	no Lender shall be obliged to execute a Transfer Certificate unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such replacement Lender.

(f)	A Lender shall perform the procedures described in paragraph (iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has completed those checks.

7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and [*], without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	If all or part of any Lender’s participation in a Loan is repaid or prepaid and is not available for redrawing, an amount of that Lender’s Commitment (equal to the Base Currency Amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.9	Application of prepayments

Any prepayment of a Loan pursuant to Clause 7.2 (Change of control), Clause 7.3 (Disposal of Target shares), Clause 7.4 (Disposal of Target’s assets) or Clause 7.6 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender’s participation in that Loan.

7.10	Trapped amounts

(a)	Subject to paragraph (b) below:

(i)	all mandatory prepayments to be made under Clause 7.3 (Disposal of Target shares) and Clause 7.4 (Disposal of Target’s assets) are subject to permissibility under applicable law (including but not limited to restrictions in connection with repatriation of cash outside of the PRC, financial assistance, corporate benefit restrictions on transfer of cash within the Group and the fiduciary and statutory duties of directors of the relevant member(s) of the Group), applicable contractual restrictions (that were not entered into for the purpose of limiting such prepayment), and to the extent that such prepayment or any application of any amount towards such prepayment is restricted pursuant to any applicable law (including but not limited to restrictions in connection with repatriation of cash outside of the PRC, financial assistance, corporate benefit restrictions on transfer of cash within the Group and the fiduciary and statutory duties of directors of the relevant member(s) of the Group) or any contractual restrictions (that were not entered into for the purpose of limiting such prepayment), such prepayment of the Loans shall not be required to be made;

(ii)	without prejudice to paragraph (i) above, there will be no requirement to make any prepayment referred to in paragraph (i) above where the aggregate of the Taxes and other costs to the Group of making that prepayment or making funds available to enable such prepayment to be made, excluding any amounts in respect of withholding tax in relation to dividends or intra-group loan repayments made by any member of the Group at the rate in force (after giving effect to any applicable exemption, reduction or relief) as at the date of this Agreement, exceeds an amount equal to [*] per cent. of the amount to be applied towards such prepayment; and

(iii)	the Borrower shall, subject to paragraph (ii) above, ensure that each Obligor and each relevant member of the Group will use commercially reasonable endeavours to overcome any such restrictions or limitations and/or minimise any costs applicable to a mandatory prepayment of the Loan(s) under Clause 7.3 (Disposal of Target shares) and Clause 7.4 (Disposal of Target’s assets), including using commercially reasonable endeavours to obtain approvals and take action to repatriate cash held in the PRC to offshore in order to prepay the Loans, and shall promptly and in any event within 10 Business Days once such restrictions or limitations or costs implications have been overcome, make the mandatory prepayment of the Loan(s) under Clause 7.3 (Disposal of Target shares) and Clause 7.4 (Disposal of Target’s assets) by using such proceeds.

(b)	On the last day that mandatory prepayment of the relevant net disposal proceeds would have been made under Clause 7.3 (Disposal of Target shares) and/or Clause 7.4 (Disposal of Target’s assets) if not for the operation of paragraph (a) above, the Borrower shall procure and ensure that an amount equal to the relevant net disposal proceeds shall be deposited into a bank account (a "Secured Account") opened by the Borrower or a Material Target Subsidiary opened with the Hong Kong branch or Beijing branch of Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability), which is subject to Transaction Security granted in favour of the Security Agent, provided that any trapped amount deposited in any Secured Account shall be applied for prepayment or repayment of any or part of the Loans pursuant to paragraph (a)(iii) above once the relevant restrictions or limitations or costs implications have been overcome, subject to any alternative arrangements as the Borrower and the Majority Lenders may agree (each acting reasonably).

SECTION 5
COSTS OF UTILISATION

8.	Interest

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period shall be [*] per cent. per annum.

8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period.

8.3	Default interest

(a)	If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, [*] per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Transaction Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be [*] per cent. per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.	Interest Periods

9.1	Duration of Interest Periods

(a)	Subject to this Clause 9, each Interest Period shall be a period of three Months.

(b)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(c)	Each Interest Period for a Loan shall start on the Utilisation Date or (if a Loan has already been made) on the last day of the preceding Interest Period of such Loan.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation of Loans

If two or more Interest Periods end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	Break Costs

10.1	Break Costs

(a)	The Borrower shall, within 10 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	Fees

11.1	Facility fee

The Borrower shall pay to the MLAB a facility fee (the "Facility Fee") in the amount set out in a Fee Letter.

11.2	Extension fee

The Borrower shall pay to the MLAB an extension fee pursuant to Clause 6.2 (Extension options) (the "Extension Fee") in the amount set out in a Fee Letter.

11.3	Additional Commitments fee

The Borrower shall pay to the MLAB an Additional Commitments fee pursuant to Clause 2.2 (Additional Commitments) (the "Additional Commitments Fee") in the amount set out in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	Tax Gross-up and Indemnities

12.1	Tax definitions

In this Clause 12:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by a Transaction Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	All payments to be made by a Transaction Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Transaction Obligor is required to make a Tax Deduction, in which case the sum payable by such Transaction Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that a Transaction Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Transaction Obligor.

(c)	If a Transaction Obligor is required to make a Tax Deduction, that Transaction Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Transaction Obligor making that Tax Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within 10 Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	a FATCA Deduction required to be made by a Party.

(b)	A Finance Party intending to make a claim under paragraph (a) above shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from a Transaction Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If a Transaction Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Transaction Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Transaction Obligor.

12.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within 10 Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

12.6	Indirect Tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

12.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; or

(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

13.	Increased Costs

13.1	Increased Costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within 10 Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

13.2	Increased Cost claims

(a)	A Finance Party (other than the Agent) intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party (other than the Agent) shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by a Transaction Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 12.3 (Tax indemnity) applied); or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14.	Mitigation by the Lenders

14.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs), including in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

15.	Other Indemnities

15.1	Currency indemnity

(a)	If any sum due from a Transaction Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Transaction Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Transaction Obligor shall as an independent obligation, within 10 Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Transaction Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall (or shall procure that a Transaction Obligor will), within 10 Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any information produced or approved by any Transaction Obligor being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Transaction Obligor or with respect to the transactions contemplated or financed or secured under any Finance Document;

(d)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.4	Indemnity to the Security Agent

(a)	Each Transaction Obligor shall jointly and severally promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with obligations under Clause 16 (Costs and Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(vii)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property or the performance of the terms of the Finance Documents (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

16.	Costs and Expenses

16.1	Transaction expenses

The Borrower shall, within 10 Business Days of demand, pay the Finance Parties the amount of all costs and expenses (including legal fees, subject to agreed caps), reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Transaction Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If a Transaction Obligor requests an amendment, waiver or consent, the Borrower shall, within 10 Business Days of demand, reimburse each of the Finance Parties for the amount of all costs and expenses (including legal fees, subject to agreed caps) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Borrower shall, within 10 Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against that Finance Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

SECTION 7
GUARANTEE

17.	Guarantee and Indemnity

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Transaction Obligor of all that Transaction Obligor's obligations under the Finance Documents to which it is a party;

(b)	undertakes with each Finance Party that whenever a Transaction Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Transaction Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by it under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Transaction Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of it under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of it under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any Transaction Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Transaction Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any other party.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from it under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from each Guarantor or on account of that Guarantor's liability under this Clause 17.

17.7	Deferral of Guarantor's rights

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any other guarantor of or provider of security for any Transaction Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

(f)	to claim or prove as a creditor of any Transaction Obligor in competition with any Finance Party.

If any Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Finance Parties by the Transaction Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Finance Parties, and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment Mechanics).

17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	Representations

Each of the Borrower and the Guarantors makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	Each Transaction Obligor is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	Each Obligor has the power to own its assets and carry on its business in all material respects as it is being conducted.

(c)	Each Transaction Obligor (other than any Obligor) and each Material Target Subsidiary has the power to own its assets and carry on its business in all material respects as it is being conducted.

18.2	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a)	the obligations expressed to be assumed by each Transaction Obligor in each Finance Document are legal, valid, binding and enforceable obligations; and

(b)	without limiting the generality of paragraph (a) above, each Transaction Security Document to which a Transaction Obligor is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

18.3	Non-conflict with other obligations

Subject to the Legal Reservations, the entry into and performance by each Transaction Obligor of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets in a manner which would reasonably be expected to have a Material Adverse Effect.

18.4	Power and authority

Each Transaction Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

Subject to the Legal Reservations and the Perfection Requirements, all Authorisations required:

(a)	to enable each Transaction Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which each Transaction Obligor is a party admissible in evidence in its Relevant Jurisdictions; and

(c)	for each Transaction Obligor to carry on its business, and which are material,

have been (or will by the required date be) obtained or effected and are (or will by the required date be) in full force and effect.

18.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of the governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

18.7	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any Tax Deduction from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes

Save as otherwise specifically referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent), it is not necessary under the laws of its Relevant Jurisdictions that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (and, in relation to the Transaction Security Documents, subject to any stamp, registration, notarial or similar Taxes or fee payable as part of the Perfection Requirements) except that Cayman Islands stamp duty will be payable in respect of a Finance Document if it is executed in or brought into the Cayman Islands or admitted in evidence in a court of the Cayman Islands.

18.9	No default

(a)	No Event of Default is continuing or would reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Transaction Obligor or to which such Transaction Obligor’s assets are subject which would reasonably be expected to have a Material Adverse Effect.

18.10	No misleading information

(a)	Subject to paragraph (b) below:

(i)	any factual information provided by any member of the Group, the Target Group or the Buyer Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;

(ii)	any financial projections have been prepared on the basis of recent historical information and on the basis of reasonable assumptions; and

(iii)	all other information supplied by any member of the Group, the Target Group or the Buyer Group was true, complete and accurate in all material respects as at the date it was given and was not misleading in any material respect.

(b)	All information with respect to the Target Group prior to the Acquisition Closing Date under paragraph (a) above shall be subject to the Knowledge of each Obligor.

18.11	Financial statements

(a)	Its financial statements most recently supplied to the Agent were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)	Its financial statements most recently supplied to the Agent give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition and operations (consolidated in the case of the Borrower) for the period to which they relate, save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date of the most recent financial statements delivered pursuant to Clause 19.1 (Financial Statements).

18.12	Pari passu ranking

The payment obligations of each Transaction Obligor under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13	No proceedings

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect has or have (to its Knowledge) been started or threatened against any Transaction Obligor or any member of the Group.

(b)	No judgment or order of a court, arbitral body or agency would reasonably be expected to have a Material Adverse Effect has (to its Knowledge) been made against any Transaction Obligor or any member of the Group.

18.14	Authorised signatories

Any person specified as its authorised signatory under Schedule 2 (Documents and evidence to be delivered) (as may be updated pursuant to paragraph (g) of Clause 19.4 (Information: miscellaneous)) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on its behalf.

18.15	Ranking of Security

Subject to the Legal Reservations and the Perfection Requirements, the Transaction Security has or will have first ranking priority and is not subject to any prior ranking or pari passu ranking Security.

18.16	Good title to assets

(a)	Each Obligor and each Material Target Subsidiary has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

(b)	Each Transaction Obligor (other than any Obligor) has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets which are the subject of Transaction Security.

18.17	Legal and beneficial ownership

Each Transaction Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security free from all Security, except for the Security created under the Transaction Security Documents or expressly permitted by this Agreement.

18.18	Shares

(a)	The shares of any company which are subject to the Transaction Security are fully paid (or in case any company incorporated in the PRC, will be paid in accordance with the articles of association of such company and applicable PRC law) and are not subject to any option to purchase or similar rights.

(b)	The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security, subject to applicable laws and regulations.

(c)	There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any company whose shares are subject to the Transaction Security (including any option or right of pre-emption or conversion).

18.19	Acquisition Documents

(a)	Except for the Acquisition Documents and the agreements or arrangements referred therein, there is no other agreement or arrangement, written or oral, relating to or governing the Acquisition.

(b)	The Acquisition Documents (after the execution thereof) are in full force and effect and have not been and will not be amended, modified, or waived in any manner which would reasonably be expected to be materially adverse to the interests of the Finance Parties.

(c)	No event of default or any other event of similar effect due to the breach of any Acquisition Documents by any Transaction Obligor has occurred under any Acquisition Document.

(d)	On or prior to the Acquisition Closing Date, no shareholder of the Target has any right to exercise the Poison Pill with respect to the Acquisition. “Poison Pill” means that certain Amended and Restated Rights Agreement, dated as of 24 September 2020 and as further amended on 11 December 2023, by and between the Target and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent.

18.20	Anti-Money Laundering

The operations of each Transaction Obligor and each other member of the Relevant Group are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Transaction Obligors and the other members of the Relevant Group (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Transaction Obligor or any other member of the Relevant Group or any of their respective directors, officers, agents or employees, in each case, with respect to the Money Laundering Laws is pending or, to the Knowledge of each Transaction Obligor or, as the case may be, each other member of the Relevant Group, threatened.

18.21	Sanctions

No Transaction Obligor and no other member of the Relevant Group, or (to the Knowledge of each Transaction Obligor or, as the case may be, each other member of the Relevant Group) any director or officer, or any employee, agent of any Transaction Obligor or any other member of the Relevant Group is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are Sanctioned Persons.

18.22	Anti-Corruption Laws

No Transaction Obligor and no member of the Relevant Group, or any director, officer, agent, employee or other person acting on behalf of any Transaction Obligor or any Material Target Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable Anti-Corruption Laws. Furthermore, each Transaction Obligor and each member of the Relevant Group have conducted their businesses in compliance with the Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are expected to continue to ensure, continued compliance therewith.

18.23	Repetition

The Repeating Representations are deemed to be made by each of the Borrower and the Guarantors by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

19.	Information Undertakings

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of the Target’s financial years after the Acquisition Closing Date, the audited consolidated financial statements of the Target for that financial year; and

(b)	as soon as the same become available, but in any event within 120 days after the end of the first half of each of the Target’s financial years after the Acquisition Closing Date the consolidated financial statements of the Target for that financial half year.

19.2	Compliance Certificate

The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements), a Compliance Certificate setting out:

(a)	(in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants); and

(b)	a list of Material Target Subsidiaries,

in each case, as at the date as at which those financial statements were drawn up.

19.3	Requirements as to financial statements

Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a director, a senior officer or an authorised signatory of the relevant company as giving a true and fair view of (in the case of any such financial statements which are audited) or fairly representing (in the case of any such financial statements which are unaudited) its financial condition as at the date as at which those financial statements were drawn up.

19.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Finance Parties, if the Agent so requests):

(a)	all documents dispatched by each Transaction Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)	promptly, any announcement, notice or other document relating specifically to each Transaction Obligor posted onto any electronic website maintained by any stock exchange on which shares in or other securities of such Transaction Obligor are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of such Transaction Obligor;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Transaction Obligor or any member of the Group, and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(d)	promptly, such information as the Security Agent may reasonably require about the Security Assets and compliance of the Transaction Obligors with the terms of any Transaction Security Documents;

(e)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any Transaction Obligor, or any member of the Group and which would reasonably be expected to have a Material Adverse Effect;

(f)	promptly, such further information regarding the financial condition, business and operations of any Transaction Obligor or any member of the Group as any Finance Party (through the Agent) may reasonably request;

(g)	promptly, notice of any change in authorised signatories of any Transaction Obligor signed by a director or company secretary of such Transaction Obligor accompanied by specimen signatures of any new authorised signatories; and

(h)	prior to the end of each 12-Month period after the first Utilisation Date, a detailed statement of the latest outstanding balance of the Cash Pooling Arrangement, in form and substance similar to the statement provided to the Agent prior to the first Utilisation Date.

19.5	Notification of default

(a)	The Borrower and each Guarantor, shall (and the Borrower and each Guarantor, shall ensure each other Transaction Obligor will) notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Transaction Obligor is aware that a notification has already been provided by another Transaction Obligor).

(b)	Promptly upon a request by the Agent, the Borrower and each Guarantor, shall (and the Borrower and each Guarantor, shall ensure each other Transaction Obligor will) supply to the Agent a certificate signed by a director, a senior officer or an authorised signatory on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

19.6	Direct electronic delivery

The Borrower and each Guarantor may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 30.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

19.7	“Know your customer” checks

(a)	The Borrower and each Guarantor, shall (and the Borrower and each Guarantor, shall ensure each other Transaction Obligor will) shall promptly upon the reasonable request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any other Finance Party (including on behalf of any prospective new Finance Party)) in order for the Agent, such other Finance Party or any prospective new Finance Party to conduct all “know your customer” and other similar procedures that it is required to conduct.

(b)	Each other Finance Party shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to conduct all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct.

20.	Financial Covenants

20.1	Financial definitions

“Consolidated EBITDA” means, in respect of any Relevant Period, consolidated gross profit/(loss) of the Group before Net Finance Costs and taxation attributable to the recurring business of the Group for such Relevant Period adjusted by:

(a)	not taking into account any unrealised gains or losses on any financial instrument;

(b)	adding back any depreciation or amortisation charged in the period;

(c)	deducting any administrative expenses;

(d)	deducting any selling and distribution expense;

(e)	adding back any other revenue attributable to the recurring business of the Group; and

(f)	adding back any non-cash expense; and

(g)	adding back any abnormal expenses,

in each case for such Relevant Period.

“Consolidated Net Borrowing” means, in respect of the Group, at any time, the aggregate of all borrowings (net of any cash securing such borrowings) under non-current liabilities and current liabilities (including but not limited to short-term loans, short-term commercial paper, long-term loans repayable within one year, long-term loans and bonds payable, other than any such borrowings which are subordinated to the Facility) less unrestricted and unsecured cash and cash equivalents of the Group calculated on a consolidated basis.

“Finance Costs” means, in respect of any Relevant Period, the amount of “Finance Costs” as set out in the audited consolidated financial statements of the Borrower for such Relevant Period.

“Finance Income” means all interest and other financing charges received or receivable by the Group during a Relevant Period calculated on a consolidated basis.

“Net Finance Costs” means, in respect of a Relevant Period, the Finance Costs for that Relevant Period less Finance Income for that Relevant Period calculated on a consolidated basis.

“Relevant Period” means each period of 12 months ending on each Test Date.

“Test Date” means 31 December.

20.2	Financial condition

The Borrower shall ensure that the ratio of Consolidated Net Borrowing to Consolidated EBITDA of the Borrower (the “Net Leverage Ratio”) shall not exceed [*] times as at the end of the 12-month period ending on 31 December 2025, and such ratio shall decrease by [*] times for each subsequent 12-month period as set out in the table below:

Relevant 12-month period ended	Ratio
31 December 2025	[*]
31 December 2026	[*]
31 December 2027	[*]
31 December 2028	[*]
31 December 2029	[*]
31 December 2030	[*]

20.3	Financial testing

(a)	The financial covenants set out in Clause 20.2 (Financial condition) shall be calculated in accordance with GAAP, subject to Pro Forma Adjustments (as defined below), and tested annually by reference to the latest relevant financial statements of the Target delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements) in respect of the 12-month period ending on 31 December 2025, and each 12-month period thereafter.

(b)	For the purpose of paragraph (a) above, “Pro Forma Adjustments” means adjustments made to give pro forma effect to any acquisition, joint venture, disposal, restructuring, reorganisation of the Group (any one or a combination of the foregoing, being the “Group Initiatives”) taking into account any reasonably expected synergies and cost savings the Borrower reasonably expects to obtain in the 12 months (or 24 months to the extent contractually agreed) following completion of the Group Initiatives and to give pro forma effect to any incurrence, assumption or repayment of debt, provided that:

(i)	such synergies and cost savings are supported by calculations provided by a director, chief executive officer or chief financial officer of the Borrower showing in reasonable detail how those synergies or cost savings were calculated;

(ii)	if the aggregate amount of such pro forma synergies or cost savings taken into account in aggregate are equal to or greater than [*]% of the consolidated EBITDA of the Group (before taking into account such pro forma synergies or costs savings), such synergies and cost savings are supported by analysis provided by the Borrower’s auditors, the “Big Four” accounting firms or other independent reputable accounting firms or industry specialist with expertise in the relevant industry; and

(iii)	the aggregate amount of cost savings or synergies included for any calculation in respect of any Group Initiatives shall be no more than [*]% of the Consolidated EBITDA (before taking into account such pro forma synergies or cost savings).

20.4	Cure rights

(a)	If any requirement under Clause 20.2 (Financial condition) is not met in respect of any Relevant Period, but cash proceeds are received by the Borrower from new shareholder loan(s) (to the extent subordinated to the Loans pursuant to Clause 21.15 (Subordination)) or new share issuance(s) (such cash proceeds, the “Cure Amount”) after the end of that Relevant Period but within 20 Business Days following the latest date by which the relevant Compliance Certificate in respect of such Relevant Period is required to be delivered pursuant to Clause 19.2 (Compliance Certificate):

(i)	that requirement under Clause 20.2 (Financial condition) will be retested by adding the Cure Amount to Consolidated EBITDA for such Relevant Period, or at the Borrower’s election, reducing Consolidated Net Borrowing, on a pro forma basis as if such reduction had taken place on the first day of such Relevant Period; and

(ii)	if, after giving effect to the adjustments referred to in paragraph (a)(i) above, that requirement under Clause 20.2 (Financial condition) in respect of that Relevant Period is met, then that requirement under Clause 20.2 (Financial condition) shall be deemed to have been satisfied as at the relevant original date of determination on which such Relevant Period ends as though there had been no failure to comply and any Default or Event of Default that may have occurred shall be deemed to have been remedied for all purposes under the Finance Documents.

(b)	Any Cure Amount received by the Borrower in accordance with this Clause 20 may exceed the amount required to rectify any breach or non-compliance with the requirements of Clause 20.2 (Financial condition) in respect of any Relevant Period.

20.5	Deemed cure

If, in relation to any Relevant Period ending on a Test Date, the Borrower fails to comply with any requirement under Clause 20.2 (Financial condition) but in relation to a Relevant Period ending on a subsequent Test Date, the Borrower does comply with that requirement, any non-compliance with such requirement in relation to such first-mentioned Relevant Period shall be deemed to be waived and remedied for all purposes under the Finance Documents (and shall no longer constitute a Default) with effect from the date (a "Deemed Cure Date") on which the annual financial statements of the Borrower for the period ending on such subsequent Test Date and the related Compliance Certificate are delivered to the Agent, unless the Agent shall have exercised any of its rights under Clause 22.13 (Acceleration) prior to such Deemed Cure Date.

21.	General Undertakings

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

(a)	Each of the Borrower and the Guarantors shall (and the Borrower and each Guarantor shall ensure each other Transaction Obligor will) promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required to enable it to perform its obligations under the Transaction Documents and (subject to the Legal Reservations and the Perfection Requirements) to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document.

(b)	Each of the Borrower and the Guarantors shall (and the Borrower and each Guarantor shall ensure each other Transaction Obligor will) promptly make the registrations and comply with the other requirements specified in the relevant Finance Documents.

21.2	Compliance with laws

Each of the Borrower and the Guarantors shall (and the Borrower and each Guarantor shall ensure each other Transaction Obligor will) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents.

21.3	Pari passu ranking

Subject to the Legal Reservations, each of the Borrower and the Guarantors shall (and the Borrower and each Guarantor shall ensure each other Transaction Obligor will) shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.4	Negative pledge

In this Clause 21.4, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	The Borrower and each Guarantor shall not (and the Borrower and each Guarantor shall ensure that no Obligor and no other member of the Relevant Group will) create or permit to subsist any Security over any of its assets.

(b)	The Borrower and each Guarantor shall not (and the Borrower and each Guarantor shall ensure that no Obligor and no member of the Relevant Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other Obligor or any member of the Target Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

Paragraphs (a) and (b) above do not apply to any Permitted Security.

21.5	Disposals

(a)	Subject to paragraph (b) below, the Borrower and each Guarantor shall not (and the Borrower and each Guarantor shall ensure that no other Obligor and no other member of the Relevant Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any Permitted Disposal or Permitted Restructuring.

21.6	Merger

(a)	The Borrower and each Guarantor shall not (and the Borrower and each Guarantor shall ensure that no other Obligor and no other member of the Relevant Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to:

(i)	any Permitted Disposal;

(ii)	any amalgamation, demerger, merger or corporate reconstruction contemplated under the Acquisition Documents including for the avoidance of doubt, the merger of the Borrower with and into the Target pursuant to the Acquisition Agreement at the Acquisition Closing Date (the “Borrower/Target Merger”) provided that the Target shall promptly (and in any event within two Months after the Borrower/Target Merger) deliver (A) a facility confirmation deed in respect of this Agreement; (B) a security confirmation deed in respect of the Borrower Account Charge, in each case in form and substance reasonably satisfactory to the Majority Lenders and (C) a legal opinion issued by BVI legal counsel acting for the Agent (in form and substance reasonably satisfactory to the Majority Lenders) opining on the Target’s capacity and authority in executing the confirmation deeds referred to in the foregoing paragraphs (A) and (B); and (D) a legal opinion issued by Hong Kong legal counsel acting for the Agent (in form and substance reasonably satisfactory to the Majority Lenders) opining on the enforceability of the confirmation deeds referred to in the foregoing paragraphs (A) and (B); or

(iii)	any Permitted Restructuring.

21.7	Change of business

The Borrower and each Guarantor shall procure that no substantial change is made to the general nature of the business of the Group (taken as a whole) from that carried on at the date of this Agreement.

21.8	Environmental compliance

Each of Borrower and the Guarantors shall (and the Borrower and each Guarantor shall ensure that each other member of the Relevant Group will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits.

21.9	Environmental Claims

Each of Borrower and the Guarantors shall (and the Borrower and each Guarantor shall ensure that each other member of the Relevant Group will) inform the Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced or (to the best of such Obligor’s Knowledge) is threatened against any member of the Relevant Group; or

(b)	any facts or circumstances which will or would reasonably be expected to result in any Environmental Claim being commenced or threatened against any member of the Relevant Group,

in each case where such Environmental Claim would reasonably be expected, if determined against that Obligor or that other member of the Relevant Group, to have a Material Adverse Effect.

21.10	Acquisitions

(a)	The Borrower and the Guarantors shall not (and the Borrower and each Guarantor shall ensure that no other Obligor and no member of the Relevant Group will) acquire any company, business, assets or undertaking or make any investment.

(b)	Paragraph (a) above does not apply to any Permitted Acquisition.

21.11	Loans and guarantees

(a)	The Borrower and each Guarantor shall not (and the Borrower and each Guarantor shall ensure that no other Obligor and no other member of the Relevant Group will) make or allow to subsist any loans, grant any credit, or give or allow to remain outstanding any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to any Permitted Loan or Permitted Guarantee.

21.12	Financial Indebtedness

(a)	The Borrower and each Guarantor shall not (and the Borrower and each Guarantor shall ensure that no other Obligor and no other member of the Relevant Group will) incur or permit to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Permitted Financial Indebtedness.

21.13	Further assurance

(a)	Each of the Borrower and the Guarantors shall (and the Borrower and each Guarantor shall procure that each Transaction Obligor will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of the relevant Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each of the Borrower and the Guarantors shall (and the Borrower and each Guarantor shall procure that each Transaction Obligor will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

21.14	Dividends

(a)	The Borrower shall not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve; or

(iii)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

(each a “Distribution”).

(b)	Paragraph (a) above does not apply to any Distributions made by the Borrower where:

[*].

(c)	The Borrower shall ensure that any and all Distributions it receives shall promptly be deposited into the Dividends Account (Borrower), which shall first be used for the payment of any amount outstanding under the Facility with the consent of the Majority Lenders except, in each case:

(i)	any Distributions permitted under paragraph (b) above; and

(ii)	any Distributions which will be used for (A) prepayment or repayment of all or any part of the Loans or payment of accrued interest on any Loan pursuant to this Agreement, or (B) [*].

(d)	The Borrower shall procure, at any time after the Acquisition Closing Date, that each Material Target Subsidiary incorporated outside the PRC shall promptly deposit any and all Distributions it receives into the Dividends Account (Material Target Subsidiary) of that Material Target Subsidiary, except any Distributions which will be used for:

(i)	[*]; and

(ii)	prepayment or payment of any amount outstanding under this Agreement.

21.15	Subordination

The Borrower shall ensure that any loan or advance owing at any time by the Borrower or (after the Acquisition Closing Date) the Target to any of the direct or indirect shareholders of the Grandparent and any of its Affiliates (other than any member of the Relevant Group), is at all times subordinated to the Financial Indebtedness under the Finance Documents pursuant to a subordination deed on terms reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders (each acting reasonably)) entered into between such creditor and the Agent.

21.16	Acquisition Documents

The Borrower shall:

(a)	ensure that the Acquisition Documents are executed substantially in the form received and approved by the Agent prior to the date of this Agreement save for any amendments which are not materially adverse to the interests of the Lenders;

(b)	comply in all material respects with the provisions of each Acquisition Document;

(c)	promptly upon it becoming aware of the same, inform the Agent of any material default under or breach of or non-compliance with the terms of any Acquisition Documents by any party thereto (including without limitation any breach of warranty thereunder) or the existence of any claim against any party to any Acquisition Document;

(d)	not, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders):

(i)	make or agree to any amendment or variation of or supplement to any provision of any Acquisition Document which would reasonably be expected to be materially adverse to the interests of the Finance Parties;

(ii)	terminate, rescind, supersede, cancel or agree to terminate, rescind, supersede or cancel any Acquisition Document;

(iii)	grant or agree to any waiver of any of its rights or remedies which would reasonably be expected to be materially adverse to the interests of any Finance Party; or

(iv)	assign, transfer, novate or otherwise dispose of any or all of its rights and/or obligations under any Acquisition Document.

21.17	LTV Ratio

(a)	The Borrower shall ensure that:

(i)	at all times on and prior to the Extended Maturity Date, the LTV Ratio does not exceed [*]%; and

(ii)	at all times after the Extended Maturity Date, the LTV Ratio does not exceed [*]%,

(each a “LTV Margin”)

(b)	If at any time the LTV Ratio exceeds the relevant LTV Margin, the Borrower will as soon as possible but in any event within one Month, provide a cash deposit charge and/or make prepayment of the outstanding Loans to the extent required such that the LTV Ratio will be less than the LTV Margin after taking into account such cash deposit charge and/or prepayment.

(c)	For the purpose of this Clause 21.17:

“LTV Ratio” means, at the relevant time, the ratio of:

(i)	the aggregate of the principal amount of all Loans and all accrued interest thereon; to

(ii)	the Enterprise Value.

“Enterprise Value” means:

[*]

“Qualifying IPO” means the listing of the shares of the Target on an internationally recognised securities exchange as agreed in writing by the Borrower and the Agent (acting on instructions of the Majority Lenders).

21.18	Minimum DSRA Amount

(a)	The Borrower shall ensure that at all times after the first Utilisation Date, the amount standing to the credit of the DSRA is not lower than the Minimum DSRA Amount.

(b)	The Borrower may request for withdrawal of any amount standing to the credit of the DSRA which is in excess of the Minimum DSRA Amount provided that no Event of Default is continuing. Upon receiving such request, provided no Event of Default is continuing, the Security Agent (acting on the instructions of the Majority Lenders) shall promptly take all necessary actions to effect such withdrawal.

21.19	[*]

[*]

21.20	Sanctions

The Borrower and each Guarantor will not (and the Borrower and each Guarantor shall ensure no other member of the Group will), directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund or facilitate any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is a Sanctioned Person or Sanctioned Jurisdiction, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

21.21	Anti-Corruption Laws

No part of the proceeds of the Loans will be used, directly or indirectly, for any payments that could constitute a violation of any applicable Anti-Corruption Laws.

21.22	Anti-Money Laundering

The Borrower and each Guarantor shall (and the Borrower and each Guarantor shall ensure each other member of the Relevant Group) comply in all respects with Money Laundering Laws as defined in Clause 18.20 (Anti-Money Laundering).

21.23	Management

The Borrower shall ensure that there is no material change to the management of Ascendent Capital and that Mr. Liang Meng remains as the actual controller of Ascendent Capital.

21.24	Dissenting Shareholders

In the event the shareholders of the Target who exercise the dissenter rights under section 179 of the BVI Business Companies Act (as amended) (the “Dissenting Shareholders”) in connection with the Acquisition hold in aggregate more than [*]% of the ordinary shares in the Target, the Borrower shall ensure that the Buyer Group will fund from its own equity and not from the Loan proceeds, the amount of any excess of acquisition consideration over the amount that would have been payable if the selling shareholders of the Target were not Dissenting Shareholders.

21.25	Conditions subsequent

(a)	The Borrower shall procure that originals of each of the documents listed in paragraph 4(a) of Part I (Conditions Precedent) of Schedule 2 (Documents and evidence to be delivered) shall be delivered to the Agent promptly after the first Utilisation Date.

(b)	The Borrower shall ensure that, as soon as possible, but in any event within six Months after the Acquisition Closing Date, security documents in respect of the security listed below will be executed and all the Perfection Requirements will be completed in form and substance reasonably satisfactory to the Lenders and all of the documents and evidence listed in Part III (Additional Security Documents) of Schedule 2 (Documents and evidence to be delivered) in relation to each such security document be delivered to the Security Agent, each in form and substance reasonably satisfactory to the Security Agent:

(i)	a charge over all of the shares in the Target; and

(ii)	to the extent permitted under applicable law and subject to any contractual restrictions (including rights of the minority shareholders):

(A)	a charge over all of the shares in any Material Target Subsidiary;

(B)	a charge over the Dividends Account (Material Target Subsidiary) of each Material Target Subsidiary incorporated outside the PRC; and

(C)	(subject to Clause 21.26 (Minimum Cash Deposits)) pledge(s) or charge(s) over cash deposit or deposit certificate or similar arrangement reasonably satisfactory to the Majority Lenders by Subsidiaries of the Target with aggregate amount not lower than the Minimum Cash Deposits (for the avoidance of doubt, if, at an time, any part of the Minimum Cash Deposits deposited in the Deposit Accounts has been applied towards repayment or prepayment of all or any part of the Loans pursuant to the terms of this Agreement, such cash deposit shall not be required to be pledged or charged).

(c)	To the extent permitted under applicable law and subject to any contractual restrictions (including rights of the minority shareholders), the Borrower shall ensure that to the extent permitted under the applicable law:

(i)	as soon as possible, and in any event within six Months after the Acquisition Closing Date, each Material Target Subsidiary as at the Acquisition Closing Date becomes a Guarantor in accordance with Clause 24.2 (Accession as Guarantor); and

(ii)	as soon as possible, and in any event within six Months after the date when any member of the Group which is not a Material Target Subsidiary as at the Acquisition Closing Date becomes a Material Target Subsidiary, such Material Target Subsidiary becomes a Guarantor in accordance with Clause 24.2 (Accession as Guarantor).

(d)	The Borrower shall (and shall ensure that each Obligor and each relevant member of the Group will) use commercially reasonable endeavours to overcome any such restrictions or limitations under applicable law and any contractual restrictions (including rights of the minority shareholders) referred to in paragraphs (a) and (b) above, and shall promptly comply with paragraphs (a) and (b) above once such restrictions or limitations or contractual restrictions have been overcome.

(e)	The Borrower shall:

(i)	promptly after the Acquisition Closing Date deliver to the Agent a list of Approved Co-Investors as at the Acquisition Closing Date; and

(ii)	promptly upon any change in the list of Approved Co-Investors, an updated list of Approved Co-Investors,

in each case, certified by a director, a senior officer or an authorised signatory of the Borrower.

21.26	Minimum Cash Deposits

The Borrower shall procure that no Minimum Cash Deposits (or any part thereof) deposited in the Deposit Accounts shall be withdrawn from any Deposit Account without the prior written consent of the Majority Lenders except that the Minimum Cash Deposits or any part thereof may be withdrawn and applied towards repayment or prepayment of all or any part of the Loans subject and pursuant to the terms of this Agreement, in which case, that relevant part of the Minimum Cash Deposits shall be released from the pledge or charge (if already pledged or charged pursuant to paragraph (b)(ii)(C) of Clause 21.25 (Conditions subsequent)) and the Minimum Cash Deposits shall be reduced by the amount of such repayment or prepayment.

22.	Events of Default

Each of the events or circumstances set out in the following sub-clauses of this Clause 22 (other than Clause 22.13 (Acceleration) and Clause 22.14 (Clean-Up Period)) is an Event of Default.

22.1	Non-payment

A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

22.2	Financial covenants, LTV Ratio or conditions subsequent

Any requirement of Clause 20.2 (Financial condition) (subject to the cure rights under Clause 20.4 (Cure rights) and the deemed cure provision under Clause 20.5 (Deemed cure)), paragraph (a) of Clause 21.17 (LTV Ratio) (subject to the cure rights under paragraph (b) of Clause 21.17 (LTV Ratio)) or Clause 21.25 (Conditions subsequent) is not satisfied.

22.3	Other obligations

(a)	A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants, LTV Ratio or conditions subsequent)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) any Transaction Obligor becoming aware of the failure to comply.

22.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur in respect of any misrepresentation if that misrepresentation is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the relevant Transaction Obligor and (ii) the Borrower becoming aware of such misrepresentation.

22.5	Cross default

(a)	Any Financial Indebtedness of any Transaction Obligor or any member of the Relevant Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Transaction Obligor or any member of the Relevant Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Transaction Obligor or any member of the Relevant Group is cancelled or suspended by a creditor of any Transaction Obligor or any member of the Relevant Group as a result of an event of default (however described).

(d)	Any creditor of any Transaction Obligor or any member of the Relevant Group becomes entitled to declare any Financial Indebtedness of any Transaction Obligor or any member of the Relevant Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.5 if:

(i)	the Financial Indebtedness of any Transaction Obligor or any member of the Relevant Group is in respect of any derivative transaction which is terminated as a result of an event of default (however described) with respect to the counterparty or a credit support provider for or specified entity of the counterparty, in each case, other than with respect to a Transaction Obligor or a member of the Relevant Group; or

(ii)	the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than RMB[*] (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	A Transaction Obligor is unable or admits inability to pay its debts as they fall due (other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets), suspends making payments on any of its debts or, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness, in each case, by reason of actual or anticipated financial difficulties.

(b)	A moratorium is declared in respect of any indebtedness of any Transaction Obligor.

22.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor (other than a solvent liquidation or reorganisation of any Transaction Obligor (other than an Obligor));

(b)	a composition or arrangement with any creditor of any Transaction Obligor, or an assignment for the benefit of creditors generally of any Transaction Obligor or a class of such creditors;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of any Transaction Obligor), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Transaction Obligor or any of its assets; or

(d)	enforcement of any Security over any assets of any Transaction Obligor having an aggregate value in excess of RMB[*] (or its equivalent),

or any analogous procedure or step is taken in any jurisdiction, excluding any corporate action, legal proceedings or other procedure or step (including any winding-up petition) which is frivolous or vexatious and, in each case, is discharged, stayed or dismissed within 30 Business Days.

22.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Transaction Obligor having an aggregate value of RMB[*] (or its equivalent) or more, except for any such creditors’ process which is being contested in good faith, or is frivolous or vexatious and, in each case, is discharged, stayed or dismissed within 30 Business Days.

22.9	Unlawfulness and invalidity

(a)	Subject to the Legal Reservations, it is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Transaction Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Transaction Obligor under any Transaction Documents are not (subject to the Legal Reservations and the Perfection Requirements) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Transaction Documents.

(c)	Subject to the Legal Reservations, any Transaction Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

(d)	No Event of Default will occur under paragraph (a), (b) or (c) above if such unlawfulness or invalidity is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the relevant Transaction Obligor in relation to such unlawfulness or invalidity and (ii) the Borrower becoming aware of such unlawfulness or invalidity.

22.10	Repudiation

A Transaction Obligor (or any other party to a Finance Document that is not a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

22.11	Cessation of business

Any Transaction Obligor suspends or ceases to carry on all or a material part of its business or the business of the Group taken as a whole.

22.12	Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

22.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	without prejudice to the participations of any Lender in any Loans then outstanding:

(i)	cancel each Available Commitment of each Lender, whereupon each such Available Commitment shall immediately be cancelled and each Facility shall immediately cease to be available for further utilisation; or

(ii)	cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly); and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

22.14	Clean-Up Period

Notwithstanding any other provision of any Finance Document:

(a)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b)	any Event of Default constituting a Clean-Up Default,

which occurs during the Clean-Up Period will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this Clause 22.14) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it; and

(iii)	it would not reasonably be expected to have a Material Adverse Effect.

If the relevant circumstances are continuing after the expiry of the Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 9
CHANGES TO PARTIES

23.	Changes to the Lenders

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

23.2	Conditions of assignment or transfer

(a)	The consent of a Transaction Obligor (other than the Borrower) is not required for any assignment or transfer by a Lender pursuant to this Clause 23.

(b)	No assignment or transfer shall be made by any Lender except with the Borrower’s prior written consent:

(i)	before the expiry of the Certain Funds Period; or

(ii)	if as a result of such assignment or transfer [*].

(c)	No assignment or transfer (or any sub-participation) shall at any time be made to any person who:

(i)	is a competitor of any Transaction Obligor or any other member of the Group (a “Competitor”);

(ii)	enters into or will enter into a sub-participation or sub-contract with a Competitor; or

(iii)	is a hedge fund or vulture fund or any other person which deals, trades or manages non-performing loans, distressed debt or special situations, or any portion of their balance sheet which is managed or supervised by any such business line.

(d)	A transfer will be effective only if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(e)	An assignment will be effective only if the procedure and conditions set out in Clause 23.6 (Procedure for assignment) are complied with.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$[*].

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Transaction Obligor;

(iii)	the performance and observance by any Transaction Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Transaction Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Transaction Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Transaction Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Transaction Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Transaction Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Transaction Obligor and the New Lender have assumed and/or acquired the same in place of that Transaction Obligor and the Existing Lender;

(iii)	the Agent, the Security Agent, the MLAB, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent, the MLAB and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

(d)	The procedure set out in this Clause 23.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

23.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall not be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Transaction Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Transaction Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Transaction Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

(e)	The procedure set out in this Clause 23.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

23.7	Copy of Transfer Certificate or Assignment Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

23.8	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

23.9	Exclusion of Agent's liability

In relation to any assignment or transfer pursuant to this Clause 23, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

23.10	Assignments and transfers to Obligor group

A Lender may not assign or transfer to any Transaction Obligor or any Affiliate of any Transaction Obligor any of such Lender's rights or obligations under any Finance Document, except with the prior written consent of all the Lenders.

23.11	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.	Changes to the Transaction Obligors

24.1	Assignments and transfers by Transaction Obligors

No Transaction Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except with the prior written consent of all the Lenders.

24.2	Accession as Guarantor

(a)	The Borrower may request that a Material Target Subsidiary (in each case, a "Proposed Guarantor") become party to this Agreement as a "Guarantor" by giving the Agent not less than five Business Days’ prior notice. Such Proposed Guarantor shall become party to this Agreement as a "Guarantor" if:

(i)	the Borrower and such Proposed Guarantor shall have delivered to the Agent a duly completed and executed Guarantor Accession Letter in respect of the accession of such Proposed Guarantor as a "Guarantor";

(ii)	each of the Borrower and such Proposed Guarantor shall have confirmed in such Guarantor Accession Letter that no Default is continuing or would occur as a result of such Proposed Guarantor becoming a Guarantor;

(iii)	the Agent shall have completed (and be satisfied with the results of) all necessary "know your customer", anti-money laundering or similar other checks relating to any person that it is required under applicable laws and/or regulations to carry out in relation to such Proposed Guarantor becoming a Guarantor; and

(iv)	the Agent shall have received all of the documents and other evidence listed in Part II (Accession of Guarantors) of Schedule 2 (Documents and evidence to be delivered) in relation to such Proposed Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(b)	The Agent shall notify the Borrower promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part II (Accession of Guarantors) of Schedule 2 (Documents and evidence to be delivered) in relation to such Proposed Guarantor.

24.3	Resignation of a Guarantor

(a)	In this Clause 24.3 and Clause 24.4 (Resignation and release of Security on disposal), "Third Party Disposal" means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 21.5 (Disposals) or otherwise made with the approval of the Majority Lenders.

(b)	The Borrower may request that a Guarantor (other than the Original Guarantor) ceases to be a Guarantor by delivering to the Agent a Guarantor Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal; and

(ii)	the Majority Lenders have consented to the resignation of that Guarantor provided that the Majority Lenders shall provide consent unless a Default is continuing.

(c)	The Agent shall accept a Guarantor Resignation Letter and notify the Lenders of its acceptance if:

(i)	the Borrower has confirmed that no Default is continuing or would result from the acceptance of the Guarantor Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 17 (Guarantee and indemnity); and

(iii)	(if applicable) the Borrower has confirmed that it shall ensure that the disposal proceeds of the Third Party Disposal will be applied in accordance with Clause 7.4 (Disposal of Target’s assets).

(d)	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

24.4	Resignation and release of security on disposal

If an Obligor (which is a Material Target Subsidiary) is or is proposed to be the subject of a Third Party Disposal then:

(a)	where that Obligor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Material Target Subsidiary, the Security Agent (acting on the instructions of the Majority Lenders) shall, if no Default is continuing, at the cost and request of the Borrower, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation; and

(b)	any resignation of that Obligor and related release of Transaction Security referred to in paragraph (a) above shall become effective only on the making of that disposal.

24.5	Repetition of representations

Delivery of a Guarantor Accession Letter by any person constitutes confirmation by such person that all of the Repeating Representations are true and correct in all material respects in relation to it as at the date of delivery as if made by reference to the facts and circumstances then outstanding.

SECTION 10
THE FINANCE PARTIES

25.	Role of the Administrative Parties

25.1	The Agent and the Security Agent

(a)	Each of the MLAB and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement and the other Finance Documents.

(c)	Each of the Finance Parties authorises the Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent.

25.3	Instructions

(a)	Subject to paragraph (d) below, each of the Agent and the Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as applicable) in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the relevant Finance Party or group of Finance Parties (as applicable) if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	Each of the Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties (as applicable)) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or Security Agent (as applicable) may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or Security Agent (as applicable) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Agent's or the Security Agent's own position in its personal capacity as opposed to its role of Agent or Security Agent for the relevant Finance Parties or Secured Parties (as applicable) including, Clause 25.6 (No fiduciary duties) to Clause 25.11 (Exclusion of liability), Clause 25.14 (Confidentiality) to Clause 25.20 (Custodians and nominees) and Clause 25.23 (Acceptance of Title) to Clause 25.28 (Disapplication of trustee legislation);

(iv)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of:

(A)	Clause 26.1 (Order of application);

(B)	Clause 26.2 (Prospective liabilities); and

(C)	Clause 26.5 (Permitted Deductions).

(e)	If giving effect to instructions given by the Majority Lenders would (in the Agent's or (as applicable) the Security Agent's opinion) have an effect equivalent to an amendment or waiver referred to in Clause 34 (Amendments and Waivers), the Agent or (as applicable) Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Agent or Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Agent or Security Agent shall do so having regard to the interests of (in the case of the Agent) all the Finance Parties and (in the case of the Security Agent) all the Secured Parties.

(g)	The Agent or the Security Agent (as applicable) may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(h)	Without prejudice to the remainder of this Clause 25.3 (Instructions), in the absence of instructions, each of the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties.

(i)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or the enforcement of the Transaction Security or Transaction Security Documents.

25.4	Duties of the Agent and Security Agent

(a)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (d) below, each of the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or Security Agent (as applicable) for that Party by any other Party.

(c)	The Security Agent shall promptly:

(i)	copy to the Agent the contents of any notice or document received by it from any Transaction Obligor under any Finance Document; and

(ii)	inform the Agent of the occurrence of any Default or any default by an Transaction Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other Party.

(d)	Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(e)	Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(f)	If the Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(g)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any other Administrative Party) under this Agreement, it shall promptly notify the other Finance Parties.

(h)	Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.5	Role of the MLAB

Except as specifically provided in the Finance Documents, the MLAB has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.6	No fiduciary duties

(a)	Nothing in any Finance Document constitutes:

(i)	the Agent or the MLAB as a trustee or fiduciary of any other person; or

(ii)	the Security Agent as an agent, trustee or fiduciary of any Transaction Obligor.

(b)	No Administrative Party shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account.

25.7	Business with the Group

Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group, any Transaction Obligor or any Affiliate of any Transaction Obligor.

25.8	Rights and discretions

(a)	Each of the Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Finance Party or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or, as the case may be, security trustee for the Finance Parties or, as the case may be, Secured Parties) that:

(i)	no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders or Finance Parties has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Transaction Obligors.

(c)	Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or Security Agent (as applicable), (and so separate from any lawyers instructed by the Lenders) if the Agent or Security Agent (as applicable), in its reasonable opinion deems this to be necessary.

(e)	Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent, by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Agent and the Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent's or the Security Agent's (as applicable) gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or, as the case may be, security trustee under the Finance Documents.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.9	Responsibility for documentation

No Administrative Party is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by any Administrative Party, a Transaction Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.10	No duty to monitor

No Administrative Party shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent or any Receiver or Delegate), none of the Agent, the Security Agent nor any Receiver or Delegate will be liable (including for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate (as applicable), in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate (as applicable) or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate (as applicable) may rely on this paragraph (b) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Legislation.

(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent (as applicable) if the Agent or the Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent (as applicable) for that purpose.

(d)	Nothing in this Agreement shall oblige any Administrative Party to conduct:

(i)	any "know your customer" or other procedures in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party or for any Affiliate of a Finance Party,

on behalf of any Finance Party and each Finance Party confirms to each Administrative Party that it is solely responsible for any such procedures or checks it is required to conduct and that it may not rely on any statement in relation to such procedures or checks made by any Administrative Party.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate, any liability of the Agent, the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

25.12	Lenders' indemnity to the Agent and Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the Agent's, the Security Agent's or the Receiver's or the Delegate's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.10 (Disruption to payment systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by a Transaction Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent, any Receiver or any Delegate pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent, the Security Agent, any Receiver or, as the case may be, any Delegate to a Transaction Obligor.

25.13	Resignation of the Agent and the Security Agent

(a)	Each of the Agent and the Security Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent or the Security Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the other Finance Parties and the Borrower) may appoint a successor Agent or Security Agent (as applicable).

(c)	If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent or Security Agent (as applicable) (after consultation with the other Finance Parties and the Borrower) may appoint a successor Agent or Security Agent (as applicable) (acting through an office in Hong Kong).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent or Security Agent (as applicable) shall, at its own cost, make available to the successor Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor Agent or Security Agent (as applicable) may reasonably request for the purposes of performing its functions as Agent or Security Agent (as applicable) under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent or Security Agent (as applicable) for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The resignation notice of the Agent or Security Agent (as applicable) shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	(in the case of the Security Agent) the transfer of the Security Property to that successor.

(g)	Upon the appointment of a successor, the retiring Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 25.24 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent), Clause 15.4 (Indemnity to the Security Agent) and this Clause 25 (and any fees for the account of the retiring Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent or the Security Agent (as applicable), require it to resign in accordance with paragraph (b) above. In this event, the Agent or the Security Agent (as applicable) shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Borrower.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents:

(i)	the Agent fails to respond to a request under Clause 12.7 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

25.14	Confidentiality

(a)	In acting as agent or trustee for the Finance Parties, the Agent or Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or Security Agent, it may be treated as confidential to that division or department and the Agent or Security Agent (as applicable) shall not be deemed to have notice of it.

(c)	The Agent and Security Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Borrower or any Affiliates of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

25.15	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	The Lenders shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Transaction Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)	the adequacy, accuracy or completeness of any information provided by any Administrative Party, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of, the Security Property, the priority of any of the Transaction Security or the existence of any Security affecting the Security Property, and each Secured Party warrants to the Agent and Security Agent that it has not relied on the Agent and Security Agent in respect of any of these matters.

25.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.18	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Transaction Obligor to any of the Security Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Transaction Obligor to take, any step to perfect its title to any of the Security Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Transaction Security Document.

25.19	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Security Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request.

25.20	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

25.21	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

25.22	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable Indirect Tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

25.23	Acceptance of Title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Transaction Obligor may have to any of the Security Property and shall not be liable for, or bound to require any Transaction Obligor to remedy, any defect in its right or title.

25.24	Winding up of trust

If the Security Agent, with the approval of the Majority Lenders, determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Transaction Obligor pursuant to the Finance Documents, then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 25.13 (Resignation of the Agent and the Security Agent) shall release, without recourse or warranty, all of its rights under each of the Transaction Security Documents.

25.25	Trustee division separate

(a)	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

25.26	Conflict with the Transaction Security Documents

If there is any conflict between this Agreement and any Transaction Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.

25.27	Powers supplemental to trustee legislation

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong) and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

25.28	Disapplication of trustee legislation

Section 3A of the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong) shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong) and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong), the provisions of this Agreement shall prevail.

26.	Application of Proceeds

26.1	Order of application

Subject to Clause 26.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 26, the "Recoveries") shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 26 (Application of Proceeds)), in the following order:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(b)	in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(c)	in payment to the Agent for application in accordance with Clause 28.5 (Partial payments);

(d)	if none of the Transaction Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Transaction Obligor; and

(e)	the balance, if any, in payment to the relevant Transaction Obligor.

26.2	Prospective liabilities

Following enforcement of any of the Transaction Security the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 26.1 (Order of application) in respect of:

(a)	any sum payable to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

26.3	Investment of proceeds

Prior to the application of the Recoveries in accordance with Clause 26.1 (Order of application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent's discretion in accordance with the provisions of this Clause 26.

26.4	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the relevant PBOC Rate for the purchase of that currency with that other currency at or about 11 a.m. on the relevant date.

(b)	The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

26.5	Permitted Deductions

The Security Agent shall be entitled, in its discretion:

(a)	to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)	to pay all Taxes which may be assessed against it in respect of any of the Security Assets, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

26.6	Good Discharge

(a)	Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) of this Clause 26.6 in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

27.	Sharing among the Finance Parties

27.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers (whether by set-off or otherwise) any amount from a Transaction Obligor other than in accordance with Clause 28 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Transaction Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 28.5 (Partial payments) towards the obligations of that Transaction Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party's rights

(a)	On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Transaction Obligor, as between the relevant Transaction Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Transaction Obligor.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Transaction Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Transaction Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Transaction Obligor.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 27, have a valid and enforceable claim against the relevant Transaction Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

28.	Payment Mechanics

28.1	Payments to the Agent

(a)	On each date on which a Transaction Obligor or a Lender is required to make a payment under a Finance Document, that Transaction Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

28.2	Distributions by the Agent

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to a Transaction Obligor) and Clause 28.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

(b)	The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 23 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

28.3	Distributions to a Transaction Obligor

The Agent may (with the consent of the Transaction Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Transaction Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Transaction Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5	Partial payments

(a)	If the Agent or the Security Agent (as applicable) receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Agent or the Security Agent (as applicable) shall apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and other amounts owing to, the Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (i) above) or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary or instruct the Security Agent to vary (as applicable), the order set out in paragraphs (a)(ii) to (a)(iv) above. Any such variation may include the re-ordering of obligations set out in any such paragraph.

(c)	Paragraphs (a) and (b) above will override any appropriation made by a Transaction Obligor.

28.6	No set-off by Transaction Obligors

All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

28.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.	Set-off

At any time after an Event of Default has occurred and is continuing, a Finance Party may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	Notices

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower and the Original Guarantor, that identified with its name below; and

(b)	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or the Security Agent's signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to a Transaction Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 30 will be deemed to have been made or delivered to each of the Transaction Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties (other than the MLAB).

30.5	Electronic communication

(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between a Transaction Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)	Any such electronic communication or delivery as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 30.5.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	Calculations and Certificates

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

32.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

34.	Amendments and Waivers

34.1	Required consents

(a)	Subject to Clause 34.2 (All Lender matters) and Clause 34.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Transaction Obligor(s) party to the relevant Finance Document (or the Transaction Obligors’ Agent on its/their behalf) and any such amendment or waiver will be binding on all Parties.

(b)	The Agent (or, in the case of any Transaction Security Document, the Security Agent) may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

(c)	Without prejudice to the other provisions of this Agreement, each Transaction Obligor agrees to any such amendment or waiver permitted by this Clause 34 which is agreed to by the Transaction Obligors' Agent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Transaction Obligors.

34.2	All Lender matters

(a)	An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents (other than any extension pursuant to Clause 6.2 (Extension options));

(iii)	a reduction in the rate of interest under Clause 8.1 (Calculation of interest) or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in any Commitment (other than any increase pursuant to Clause 2.2 (Additional Commitments)), an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(vi)	a change to the Borrower or any Guarantor other than in accordance with Clause 24 (Changes to the Transaction Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 7.2 (Change of Control), Clause 7.3 (Disposal of Target shares), Clause 7.4 (Disposal of Target’s assets), Clause 7.9 (Application of prepayments), Clause 23 (Changes to the Lenders), Clause 24 (Changes to the Transaction Obligors), Clause 27 (Sharing among the Finance Parties), this Clause 34, Clause 37 (Governing Law), or Clause 38.1 (Jurisdiction of Hong Kong courts); or

(ix)	the nature or scope of or the release of, any guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity) or any Transaction Security unless expressly permitted under any Finance Document; or

(x)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

shall not be made without the prior consent of all the Lenders.

(b)	The Borrower and the Agent or the Security Agent, as applicable, may amend or waive a term of a Fee Letter to which they are a party.

34.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of any Administrative Party (each in their capacity as such) may not be effected without the consent of that Administrative Party, as the case may be.

34.4	Replacement of a Lender

(a)	If at any time:

(i)	any Lender becomes a Defaulting Lender; or

(ii)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (e) below),

then the Borrower may, whilst that Lender continues to be a Non-Consenting Lender or a Defaulting Lender, deliver a notice (a "Replacement Notice") to the Agent and such Lender to:

(A)	replace such Lender by requiring such Lender (a "Replaced Lender") to (and, to the extent permitted by law, such Replaced Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender constituting a New Lender under Clause 23.1 (Assignments and transfers by the Lenders) selected by the Borrower which confirms its (or their) willingness to assume and does assume all the obligations of the Replaced Lender (including the assumption of the Replaced Lender’s participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Lender) in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Replaced Lender's participation in the outstanding Utilisations and all accrued interest and other amounts payable in relation thereto under the Finance Documents; or

(B)	prepay (or procure that another member of the Group prepays) on such dates as specified in the Replacement Notice at par all of such Lender’s (a "Prepaid Lender") participation in the outstanding Utilisations and all related accrued interest and other amounts payable in relation thereto under the Finance Documents in respect of such participation; and/or

(C)	cancel all of the undrawn Commitments of that Replaced Lender or Prepaid Lender on such dates as specified in the Replacement Notice,

(b)	The replacement of a Lender pursuant to this Clause 34.4 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a replacement lender;

(iii)	in the event of a replacement of a Non-Consenting Lender and/or a Defaulting Lender such replacement must take place no later than 20 Business Days after the date on which that Lender is deemed a Non-Consenting Lender and/or a Defaulting Lender;

(iv)	in no event shall the Lender replaced under this Clause be required to pay or surrender to such replacement lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the Non-Consenting Lender and/or a Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Non-Consenting Lender and/or a Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

34.5	Excluded Commitments

If any Lender fails to respond to a request for a consent, waiver or amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days of that request being made, unless the Borrower and the Agent agree to a longer time period in relation to such request:

(a)	its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

35.	Confidential Information

35.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under paragraph (b) of Clause 25.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.11 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C)	in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

35.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Transaction Obligors the following information:

(i)	names of Transaction Obligors;

(ii)	country of domicile of Transaction Obligors;

(iii)	place of incorporation of Transaction Obligors;

(iv)	date of this Agreement;

(v)	Clause 37 (Governing Law);

(vi)	the names of the Administrative Parties;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility;

(ix)	amount of Total Commitments;

(x)	currency of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Final Maturity Date for the Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Transaction Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (a)(i) to (a)(xv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Transaction Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Transaction Obligors by such numbering service provider.

35.4	Entire agreement

This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.7	Continuing obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Transaction Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

37.	Governing Law

This Agreement is governed by the laws of Hong Kong.

38.	Enforcement

38.1	Jurisdiction of Hong Kong courts

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Waiver of immunities

Each of the Borrower and the Guarantors irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Lender

Name of Original Lender	Commitment
Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch	US$1,055,000,000

Schedule 2
Documents and evidence to be delivered

Part I - Conditions Precedent

1.	Transaction Obligors

(a)	A copy of the constitutional documents, statutory registers, certificate of good standing, certificate of incumbency of each Transaction Obligor.

(b)	A copy of a resolution of the board of directors of each Transaction Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes, delivers and performs the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of the Original Guarantor, resolving that it is in the best interests of the Original Guarantor to enter into the transactions contemplated by the Finance Documents to which it is a party, giving reasons.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate from each Transaction Obligor (signed by a director) confirming that borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or securing or similar limit binding on any Transaction Obligor to be exceeded.

(e)	A certificate of an authorised signatory of each Transaction Obligor certifying that each copy document relating to it specified in this Part I (Conditions Precedent) of Schedule 2 (Documents and evidence to be delivered) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion in relation to Hong Kong law from King & Wood Mallesons addressed to the Finance Parties, substantially in the form distributed to the Original Lender prior to signing this Agreement.

(b)	A legal opinion as to BVI law from Appleby addressed to the Finance Parties, substantially in the form distributed to the Original Lender prior to signing this Agreement.

(c)	A legal opinion as to Cayman Islands law from Appleby addressed to the Finance Parties, substantially in the form distributed to the Original Lender prior to signing this Agreement.

(d)	A legal opinion as to PRC law from King & Wood Mallesons addressed to the Finance Parties, substantially in the form distributed to the Original Lender prior to signing this Agreement.

3.	Other documents and evidence

(a)	Evidence that any process agent has accepted the appointment of service of process in relation to any proceedings before the Hong Kong courts in connection with the Finance Documents that are governed by Hong Kong law.

(b)	Evidence that the DSRA and the Dividends Account (Borrower) have been opened.

(c)	Evidence that the Deposit Accounts have been opened and the aggregate amount standing to the credit of the Deposit Accounts is not lower than the Minimum Cash Deposits or evidence that such other deposit arrangement as the Agent may agree has been completed.

(d)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(e)	Evidence that each Finance Party’s "know your client" checks have been completed and satisfied (as the case may be) under all applicable laws and regulations in form and substance reasonably satisfactory to the relevant Finance Party.

4.	Finance Documents

(a)	A copy of each of the following Finance Documents duly executed by the parties thereto:

(i)	this Agreement;

(ii)	each Fee Letter; and

(iii)	each of the following Transaction Security Documents:

Name of Transaction Obligor	Transaction Security Document
Borrower	Borrower Account Charge
Guarantor	Charge over Borrower Shares
Grandparent	Charge over Guarantor Shares

(b)	All share certificates, stock transfer forms, documents of title, notices and acknowledgements of security and any other documents required to be provided on or prior to the date of the first Utilisation Request under the Transaction Security Documents.

5.	Acquisition Documents

(a)	A copy of each of the Acquisition Documents duly executed and effective by the parties thereto, substantially in the form received and approved by the Agent prior to the date of this Agreement save for any amendments which are not materially adverse to the interests of the Lenders.

(b)	(If applicable) evidence to the satisfaction of the Agent (acting reasonably) showing that funds of the Borrower, which are sufficient to pay the remaining aggregate amount payable as of the Acquisition Closing Date of (i) the Acquisition Consideration and (ii) the Acquisition Costs when combined with the amounts to be funded by the Facility, are available to the Borrower.

(c)	A legal memorandum from King & Wood Mallesons in form and substance reasonably satisfactory to the Lenders confirming that the Acquisition has not violated applicable US laws.

(d)	A certificate, in form and substance reasonably satisfactory to the Lenders, from the Borrower (signed by a director):

(i)	confirming that each of the conditions to the Acquisition Documents (including (to the extent applicable) the special committee’s approval, board resolutions, and shareholder resolutions of the Target approving the Acquisition (the “Resolutions”), and all the required governmental approvals, filing, disclosures in relation to the Acquisition (including but not limited to those from the US Securities and Exchange Commission (if any))) have been satisfied or waived (other than payment of the purchase price under the Acquisition Documents or any other matter or condition which are not required by the Acquisition Documents to be satisfied on or before the Acquisition Closing Date), and the Acquisition will occur promptly following the first Utilisation Date and no other term of the Acquisition Documents (or any Acquisition Document itself) has been amended, varied, novated, supplemented, superseded, terminated, waived or repudiated other than as permitted (or not prohibited) by this Agreement; and

(ii)	containing a copy of the Resolutions.

Part II – Accession of Guarantors

Part III – Additional Security Documents

Schedule 3
Requests

Part I
Utilisation Request

Part II
Extension Request

Schedule 4
Form of Transfer Certificate

Schedule 5
Form of Assignment Agreement

Schedule 6
Form of Compliance Certificate

Schedule 7
Timetables

Schedule 8
Form of Guarantor Accession Letter

Schedule 9
Form of Guarantor Resignation Letter

Schedule 10
Form of Lender Accession Letter

EXECUTION PAGES

The Borrower

Superior Technologies Mergersub Limited

By:	/s/ Liang Meng

[*]

The Original Guarantor

Superior Technologies Holding Limited

By:	/s/ Liang Meng

[*]

[Execution Page to Facility Agreement]

The MLAB

Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch

By:	/s/ Meng Qingbo	/s/ Zhou Wenru

[*]

[Execution Page to Facility Agreement]

The Original Lender

Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch

By:	/s/ Meng Qingbo	/s/ Zhou Wenru

[*]

[Execution Page to Facility Agreement]

The Agent

Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch

By:	/s/ Zou, Yabin	/s/ Lin, Jie

[*]

[Execution Page to Facility Agreement]

The Security Agent

Industrial Bank Co., Ltd. (a joint stock company incorporated in the People’s Republic of China with limited liability) Hong Kong Branch

By:	/s/ Zou, Yabin	/s/ Lin, Jie

[*]

[Execution Page to Facility Agreement]